Prospectus Supplement No. 3 Filed Pursuant to Rule 424(b)(3)

(to Prospectus dated June 10, 2016 and

Prospectus Supplement No. 1 dated August 15, 2016 and

Prospectus Supplement No. 2 dated September 15, 2016)

Registration Statement No. 333-205757

TapImmune Inc.

5,920,564 Shares of Common Stock

This prospectus supplement No. 3 updates, amends and supplements the prospectus dated June 10, 2016, as supplemented by Prospectus Supplement No.1 dated August 15, 2016 and Prospectus Supplement No. 2 dated September 15, 2016 which form a part of our registration statement Form S-1 (Registration Statement No. 333-205757 relating to the resale of up to 5,920,564 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of the prospectus. We will not receive any proceeds from the sale of our shares by the selling stockholders.

This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Reports on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2016 (the “Report”) including the effectiveness of a one-for-twelve reverse stock split of our issued and outstanding common stock on September 16, 2016 (the “Reverse Split”). Accordingly, we have attached the Report to this prospectus supplement and the Report is incorporated by reference into this prospectus supplement. All share amounts reflect the Reverse Split.

The attached information updates, amends and supplements certain information contained in the prospectus. To the extent information in this prospectus supplement No. 3 differs from, updates or conflicts with information contained in the prospectus as supplemented, the information in this prospectus supplement No. 3 is the more current information. This prospectus supplement is not complete without, and should not be delivered or utilized, except in conjunction with the prospectus, including any supplements and amendments thereto. You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto.

Our common stock is traded on the OTCQB marketplace under the symbol “TPIV.” On November 4, 2016, the last reported closing price of our common stock was $5.73 per share. Our common stock has been approved for listing on the Nasdaq Capital Market under the symbol “TPIV” and trading is expected to commence on the Nasdaq Capital Market on November 8, 2016.

Investing in our common stock involves risks. You should carefully consider the risk factors for our business, our industry and our securities, which begin on page 1 of the prospectus, as well as any updates to such risk factors included in any supplements and amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 7, 2016

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒          Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the quarterly period ended September 30, 2016

☐          Transition Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from _____ to _____.

Commission File Number: 000-27239

TAPIMMUNE INC.
(Name of registrant in its charter)

NEVADA	45-4497941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 N. Laura Street, Suite 2500 Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

904-516-5436
(Issuer's telephone number)

Indicate by check mark whether the registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes  ☒   No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes  ☒   No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check	☒ Smaller reporting company
if smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes  ☐   No  ☒

As of November 2, 2016, the Company had 8,379,101 shares of common stock issued and outstanding.

NOTE REGARDING REVERSE STOCK SPLIT

On September 13, 2016, we filed a Certificate of Change pursuant to NRS 78.209 with the Secretary of State of the State of Nevada to effect a reverse split of our common stock at a ratio of one for twelve, effective on September 16, 2016. All historical share and per share amounts reflected in this report have been adjusted to reflect the reverse stock split.

PART I.          FINANCIAL INFORMATION

Item 1.             Financial Statements

TAPIMMUNE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2016	December 31, 2015

ASSETS
Current Assets
Cash	$9,586,773	$6,576,564
Prepaid expenses and deposits	111,652	68,803

Total Assets	$9,698,425	$6,645,367

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$1,678,079	$967,358
Research agreement obligations	492,365	492,365
Derivative liability – warrants	29,000	26,493,000
Promissory note	5,000	30,000
Promissory note, related party	-	23,000
Total Liabilities	2,204,444	28,005,723

Commitments and Contingencies	-	-

Stockholders’ Equity (Deficit)
Convertible preferred stock, $0.001 par value — 5,000,000 shares authorized:
Series A, $0.001 par value, 1,250,000 shares designated, -0- shares issued and outstanding	-	-
Series B, $0.001 par value, 1,500,000 shares designated, -0- shares issued and outstanding	-	-
Common stock, $0.001 par value, 41,666,667 shares authorized, 8,395,768 and 5,882,976 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	8,396	5,884
Additional paid-in capital	151,724,573	112,142,187
Accumulated deficit	(144,238,988)	(133,508,427)
Total Stockholders’ Equity (Deficit)	7,493,981	(21,360,356)

Total Liabilities and Stockholders’ Equity (Deficit)	$9,698,425	$6,645,367

See accompanying notes to these unaudited condensed consolidated financial statements.

TAPIMMUNE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Operating Expenses:
Research and development	$1,109,332	$968,759	$3,343,248	$2,324,432
General and administrative	1,612,305	769,219	3,557,701	1,579,754

Loss from Operations	(2,721,637)	(1,737,978)	(6,900,949)	(3,904,186)

Other Income (Expense)
Changes in fair value of derivative liabilities	684,000	30,266,000	5,925,000	(28,485,585)
Foreign exchange gain	-	-	-	775
Grant income	-	-	231,200	-
Loss on debt settlement agreements	(65,325)	(24,697)	(135,640)	(24,697)
Other income	-	-	1,828	-

Net Income (Loss)	$(2,102,962)	$28,503,325	$(878,561)	$(32,413,693)

Basic Net Income (Loss) per Share	$(0.29)	$7.04	$(0.14)	$(10.61)
Diluted Net Income (Loss) per Share	$(0.29)	$4.23	$(0.54)	$(10.61)

Weighted Average Number of Common Shares Outstanding, Basic	7,281,000	4,048,750	6,370,000	3,054,297
Weighted Average Number of Common Shares Outstanding, diluted	7,281,000	6,745,416	6,935,000	3,054,297

See accompanying notes to these unaudited condensed consolidated financial statements.

TAPIMMUNE INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Common Stock		Additional
	Number of shares	Amount	Paid In Capital	Accumulated Deficit	Total
		$	$	$	$
Balance, December 31, 2015	5,882,976	5,884	112,142,187	(133,508,427)	(21,360,356)

Issuance of common stock in private placement	653,166	653	3,134,543	-	3,135,196

Finders’ fee and legal costs relating to private placements	-	-	(804,070)	-	(804,070)

Fair value of shares issued as inducement on August 10, 2016	750,000	750	4,499,250	(4,500,000)	-

Fair value of series F and F-1 warrants issued as inducement in August 2016	-	-	5,352,000	(5,352,000)	-

Reclassification of fair value of derivative liabilities to equity on amendment of warrant agreements	-	-	15,465,000	-	15,465,000

Exercise of warrants	1,000,000	1,000	5,999,000	-	6,000,000

Finders’ fee on exercise of warrants	-	-	(516,651)	-	(516,651)

Reclassification of fair value of derivative liabilities at exercise date	-	-	5,074,000	-	5,074,000

Shares issued in debt settlement agreements	10,191	10	70,305	-	70,315

Stock- based compensation	99,435	99	1,309,009	-	1,309,108

Net loss	-	-	-	(878,561)	(878,561)

Balance, September 30, 2016	8,395,768	8,396	151,724,573	(144,238,988)	7,493,981

See accompanying notes to these unaudited condensed consolidated financial statements.

TAPIMMUNE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended September 30, 2016	Nine months ended September 30, 2015

Cash flow from operating activities
Net loss	$(878,561)	$(32,413,693)
Adjustments to reconcile net loss to net cash from operating activities:
Changes in fair value of derivative liabilities	(5,925,000)	28,485,585
Loss on debt settlement agreements	70,315	24,697
Stock based compensation	1,309,109	261,805
Changes in operating assets and liabilities:
Prepaid expenses	(42,849)	(55,782)
Accounts payable and accrued liabilities	710,720	204,956
Net cash used in operating activities	(4,756,266)	(3,492,432)

Cash flow from financing activities
Private placements	3,135,196	2,464,000
Finders’ fee and legal costs on private placements	(804,070)	(137,986)
Repayment of promissory note	(25,000)	-
Repayment of promissory note – related party	(23,000)	-
Proceeds from exercise of warrants	6,000,000	7,427,998
Finders’ fee on exercise of warrants	(516,651)	(316,508)
Net cash provided by financing activities	7,766,475	9,437,504

Net increase in cash	3,010,209	5,945,072

Cash, beginning of period	6,576,564	141,944
Cash, end of period	$9,586,773	$6,087,016

Supplemental disclosure of cash flow information

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

See accompanying notes to these unaudited condensed consolidated financial statements.

TAPIMMUNE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine months ended September 30, 2016	Nine Months Ended September 30, 2015

Supplemental schedule of non-cash investing and financing activities:

Reclassification of accrued liability upon issuance of common shares relating to Dr. Glynn Wilson’s compensation	$191,000	$-

Accounts payable settled in common stock	-	24,000

Fair value of issuance of series F and F-1 warrants as inducement in August 2016	5,352,000	-

Fair value of shares issued as inducement on August 10, 2016	4,500,000	-

Reclassification of fair value of derivative liabilities to equity on amendment of warrant agreements	15,465,000	-

Fair value of issuance of warrants in January and March 2015 financing	-	9,313,000

Issuance of additional warrants in May 28, 2015 transaction	-	6,133,000

Reclassification of Derivative Warrant Liabilities to Equity at Exercise Date	5,074,000	11,745,000

See accompanying notes to these unaudited condensed consolidated financial statements.

TAPIMMUNE INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016

(Unaudited)

Note 1:	Nature of Operations

TapImmune Inc. (the “Company”), a Nevada corporation incorporated in 1992, is a biotechnology company focusing on immunotherapy specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of oncology and infectious disease. Unlike other vaccine technologies that narrowly address the initiation of an immune response, TapImmune's approach broadly stimulates the cellular immune system by enhancing the function of killer T-cells and T-helper cells and by restoring antigen presentation in tumor cells allowing their recognition and killing by the immune system.

NOTE 2:	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”) and on the same basis as the Company prepares its annual audited consolidated financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of such interim results.

The results for the statement of operations are not necessarily indicative of results to be expected for the year ending December 31, 2016 or for any future interim period. The condensed consolidated balance sheet at December 31, 2015 has been derived from audited financial statements; however, it does not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2015, and notes thereto included in the Company’s annual report on Form 10-K.

NOTE 3:	LIQUIDITY AND FINANCIAL CONDITION

The Company’s activities since inception have consisted principally of acquiring product and technology rights, raising capital, and performing research and development. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to access potential markets; secure financing, develop a customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. From inception, the Company has been funded by a combination of equity and debt financings.

The Company expects to continue to incur substantial losses over the next several years during its development phase. To fully execute its business plan, the Company will need to complete certain research and development activities and clinical studies. Further, the Company’s product candidates will require regulatory approval prior to commercialization. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company. The Company plans to meet its capital requirements primarily through issuances of debt and equity securities and, in the longer term, revenue from product sales.

As of September 30, 2016, the Company had cash and cash equivalents of approximately $9,587,000. Historically, the Company had net losses and negative cash flows from operations. Management intends to continue its research efforts and to finance operations of the Company through debt and/or equity financings. Management plans to seek additional debt and/or equity financing through private or public offerings or through a business combination or strategic partnership. There can be no assurance that the Company will be successful in obtaining additional financing on favorable terms, or at all. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 4:	SIGNIFICANT ACCOUNTING POLICIES

There have been no material changes in the Company’s significant accounting policies to those previously disclosed in the Company’s annual report on Form 10-K, which was filed with the SEC on April 14, 2016 other than the one disclosed below relating to grant income:

Grant Income

The Company recognizes grant income in accordance with the terms stipulated under the grant awarded to the Company’s collaborators at the Mayo Foundation from the U. S. Department of Defense. In various situations, the Company receives certain payments from the U.S. Department of Defense for reimbursement of clinical supplies. These payments are non-refundable, and are not dependent on the Company’s ongoing future performance. The Company has adopted a policy of recognizing these payments as grant income when received.

Recent Accounting Pronouncement

Accounting Standards Update (“ASU”), No. 2016-09 - In March 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-09, Compensation-Stock Compensation. The areas for simplification in this update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the specific changes associated with the update include all excess tax benefits and tax deficiencies (including tax benefits of dividends on share-based payment awards) being recognized as income tax expense or benefit in the income statement. The tax effects of exercised or vested awards should be treated as discrete items in the reporting period in which they occur. An entity also should recognize excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. An entity can make an entity-wide accounting policy election to either estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years.

The Company has evaluated the impact of ASU No. 2016-09 and has determined that the adoption of the impact of forfeitures, net of income taxes, will not have a material impact on the Company’s future financial statements.

Note 5:	net income (loss) per share

Basic income (loss) per common share is computed by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted income per common share is computed similar to basic income per common share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

Income (loss) per-share amounts for all periods have been retroactively adjusted to reflect the Company’s 1-for-12 reverse stock split, which was effective September 16, 2016.

The following table sets forth the computation of income (loss) per share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Net income (loss)	$(2,102,962)	$28,503,325	$(878,561)	$(32,413,693)
Less: Non cash income from changes in fair value of derivative liabilities	-	-	(2,856,000)	-
Net income (loss) - diluted	(2,102,962)	28,503,325	(3,734,561)	(32,413,693)

Weighted average shares outstanding - basic	7,281,000	4,048,750	6,370,000	3,054,297
Common stock warrants	-	2,663,333	565,000	-
Common stock options	-	33,333	-	-
Weighted average shares outstanding - diluted	7,281,000	6,745,416	6,935,000	3,054,297

Net income (loss) per share data:
Basic	$(0.29)	$7.04	$(0.14)	$(10.61)
Diluted	$(0.29)	$4.23	$(0.54)	$(10.61)

The following securities, rounded to the thousand, were not included in the diluted net loss per share calculation because their effect was anti-dilutive for the periods presented:

	Nine Months Ended September 30,
	2016	2015
Common stock options	432,000	39,000
Common stock warrants - equity treatment	5,054,000	211,000
Common stock warrants - liability treatment	6,000	4,750,000
Potentially dilutive securities	5,492,000	5,000,000

Note 6:	DERIVATIVE LIABILITY - WARRANTs

A summary of quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s common stock purchase warrants that are categorized within Level 3 of the fair value hierarchy for the nine months ended 2016 and 2015 is as follows:

Share Purchase Warrants	Weighted Average Inputs for the Period
Date of valuation	For the Nine Months Ending September 30, 2016	For the Nine Months Ending September 30, 2015
Exercise price	$1.20	$7.56
Contractual term (years)	1.3	4.5
Volatility (annual)	105%	159%
Risk-free rate	1%	1%
Dividend yield (per share)	0%	0%

The foregoing assumptions are reviewed quarterly and are subject to change based primarily on management’s assessment of the probability of the events described occurring. Accordingly, changes to these assessments could materially affect the valuations.

Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair value accounting standards define fair value as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is determined based upon assumptions that market participants would use in pricing an asset or liability. Fair value measurements are rated on a three-tier hierarchy as follows:

•	Level 1 inputs: Quoted prices (unadjusted) for identical assets or liabilities in active markets;
•	Level 2 inputs: Inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly; and
•	Level 3 inputs: Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Financial assets and liabilities measured at fair value on a recurring basis are summarized below and disclosed on the balance sheet under Derivative liability – warrants:

	As of September 30, 2016
	Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3	Total
Derivative liability - warrants	$29,000	-	-	$29,000	$29,000
Total	$29,000	-	-	$29,000	$29,000

	As of December 31, 2015
	Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3	Total
Derivative liability - warrants	$26,493,000	-	-	$26,493,000	$26,493,000
Total	$26,493,000	-	-	$26,493,000	$26,493,000

There were no transfers between Level 1, 2 or 3 during the nine months ended September 30, 2016.

The following table presents changes in Level 3 liabilities measured at fair value for the nine months ended September 30, 2016:

Derivative liability – warrants
Balance – December 31, 2015	$26,493,000
Reclassification of derivative liabilities to equity at exercise date	(5,074,000)
Reclassification of fair value of derivative liabilities to equity on amendment of warrant agreements	(15,465,000)
Change in fair value of warrant liability	(5,925,000)
Balance – September 30, 2016	$29,000

Warrant Amendment Transaction

On August 10, 2016, the Company and holders of an aggregate of 3,096,665 outstanding Series A Warrants, Series A-1 Warrants, Series C Warrants, Series C-1 Warrants, Series D Warrants, Series D-1 Warrants, Series E Warrants and Series E-1 Warrants entered into warrant amendment agreements (the “Amended Warrants”) in which they agreed to amend the terms of the outstanding series warrants to remove provisions that had previously precluded equity classification treatment on the Company’s balance sheets.

In consideration for such amendment and the exercise of the Series C Warrants and Series C-1 Warrants, the Company issued an aggregate of 750,000 additional shares of common stock to such warrant holders and new five-year warrants to purchase 1,000,000 shares of Company common stock at an exercise price of $7.20 per share. The value of the shares and fair value of the warrants was treated as dividend on the statement of stockholders’ equity of $4.5 million.

The fair value of the Amended Warrants was re-measured immediately prior to the date of amendment with changes in fair value recorded as a gain of $556,000 in the statement of operations and $15.5 million was reclassified to equity.

Note 7:	STOCK-BASED COMPENSATION

The following table summarizes the components of stock-based compensation expense in the condensed consolidated statements of operations for the three and nine months ended September 30, 2016 and 2015, respectively:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Research and development	$-	$-	$-	$-
General and administrative	573,137	13,244	1,309,109	261,805

Total stock-based compensation	$573,137	$13,244	$1,309,109	$261,805

Stock Options

A summary of the Company’s stock option activity is as follows:

	Stock Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding as of December 31, 2015	298,679	$9.25	9.75	$177,000

Granted	135,000	6.00
Exercised	-	-
Forfeited/Cancelled	(1,667)	228.00

Outstanding as of September 30, 2016	432,013	$7.25	9.25	$271,000

Exercisable as of September 30, 2016	262,395	$8.00	9.00	$174,000

Total stock-based compensation cost related to unvested awards not yet recognized and the weighted average periods over which the awards are expected to be recognized as of September 30, 2016 are as follows:

Unrecognized stock-based compensation cost:	$1,081,000
Expected weighted average period compensation costs to be recognized (years):	1.75

Note 8:	Promissory note

At September 30, 2016, the Company had an outstanding promissory note in the amount of $5,000 as compared to two outstanding promissory notes totaling $30,000 at December 31, 2015. The promissory note outstanding at September 30, 2016 bears 10% annual interest.

During the nine months ended September 30, 2016, the Company paid a $25,000 promissory note and $6,524 of accrued interest in final settlement.

Note 9:	Promissory note, related party

At December 31, 2015, the Company had an outstanding promissory note in the amount of $23,000 owed to an officer of the Company. The promissory note bore no interest charges and had no fixed repayment terms. In September 2016, the note was paid in full.

Note 10:	Capital Stock

Reverse Stock Split

Effective September 16, 2016, the Company effected a one for twelve reverse stock-split of our issued and outstanding common stock and has retroactively adjusted our common shares outstanding, options and warrants amounts outstanding. The Company has presented its share data for and as of all periods presented on this basis. The par value was not adjusted as a result of the one for twelve reverse stock split. All prior period share transactions included in the Company’s stock transactions and balances have been retroactively restated.

2016 Common Stock Transactions

Private placements

On August 10, 2016 and August 25, 2016, the Company completed private placements of units with certain accredited investors. The units consisted of (i) one share of the Company’s common stock, par value $0.001 per share and (ii) one five-year warrant to purchase one share of Company common stock for $6.00. The Company issued and sold an aggregate of 653,166 units at a purchase price per unit of $4.80 for an aggregate of approximately $3.1 million. The Company incurred approximately $0.8 million in agency fees and legal costs.

In addition, the Company issued five-year warrants to the placement agent in the offering providing for the purchase of up to 65,317 shares of Company common stock for $4.80 per share.

Pursuant to the registration rights agreements entered into in connection with the private placements, the Company is required to file a registration statement with the Securities and Exchange Commission registering for resale (a) the common stock issued in the private placement offering; (b) the shares of common stock issuable upon the exercise of the five-year warrants; and (c) the shares of common stock issuable upon the exercise of the warrants issued to the placement agent. The Company is required to file the registration statement within 120 days of the August 10, 2016 closing or by December 8, 2016. The Company is also required to ensure that the registration statement is declared effective within 90 calendar days after filing with the Securities and Exchange Commission, or by March 8, 2017.

In accordance with the registration rights agreements, should the Company fail to meet the above criteria, the Company is subject to pay the investors liquidated damages. The liquidated damages shall be a cash sum payment calculated at a rate of ten percent (10%) per annum of the aggregate purchase price for the registrable securities or aggregate amount upon exercise of the placement agent warrants.

In accordance with applicable U.S. generally accepted accounting principles, a contingent obligation to make future payments must be recorded if the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated. The Company has determined that should it be required to pay liquidated damages to the investors of the private placements, the aggregate contingent liability it would be required to record would be approximately $29,000 per month for each month it fails or is estimated to fail to meet the above criteria.

At the August 10, 2016 and August 26,2016 private placement closings, and on September 30, 2016, the Company concluded that it is not probable that it will be required to remit any payments to the investors for failing to obtain an effective registration statement or failing to maintain its effectiveness.

Warrant Amendment Transaction

On August 10, 2016, the Company and holders of an aggregate of 3,096,665 outstanding Series A Warrants, Series A-1 Warrants, Series C Warrants, Series C-1 Warrants, Series D Warrants, Series D-1 Warrants, Series E Warrants and Series E-1 Warrants entered into warrant amendment agreements (the “Amended Warrants”) in which they agreed to amend the terms of the outstanding series warrants to remove provisions that had previously precluded equity classification treatment on the Company’s balance sheets.

In consideration for such amendment and the exercise of the Series C Warrants and Series C-1 Warrants, the Company issued an aggregate of 750,000 additional shares of common stock to such warrant holders and new five-year warrants to purchase 1,000,000 shares of Company common stock at an exercise price of $7.20 per share. The value of the shares and fair value of the warrants was treated as dividend on the statement of stockholders’ equity of $4.5 million.

Share Purchase Warrants

A summary of the Company’s share purchase warrants as of September 30, 2016 and changes during the period is presented below:

	Number of Warrants	Weighted Average Exercise Price
Balance, December 31, 2015	4,343,000	$8.67
Exercised	(1,000,000)	6.00
Issued	1,718,000	6.65
Expired	(2,000)	300
Balance, September 30, 2016	5,059,000	$8.51

Consulting Arrangements

During the nine months ended September 30, 2016, the Company issued 60,000 common shares as part of consulting agreements. The fair value of the common stock of approximately $414,000 was recognized as stock-based compensation in general and administrative expense.

Debt Settlement

In May 2016, the Company issued 10,191 common shares as part of debt conversion agreements from 2014. The fair value of the common stock of approximately $70,000 was recognized as loss on debt settlement agreements in other income (expense).

In September 2016, the Company paid $27,000 for a promissory note from 2008 and related $38,000 of accrued interest. The $65,000 payment was recognized as loss on debt settlement agreements in other income (expense).

Note 11:	grant income

During the nine months ended September 30, 2016, the Company received approximately $231,000 of grant awarded to Mayo Foundation from the U.S. Department of Defense for the Phase II Clinical Trial of TPIV 200. The grant paid for the clinical supplies purchased by the Company.

Note 12:	COMMITMENTs

Employment Agreements

In November 2015, the Company entered into an employment agreement with Dr. Glynn Wilson, the Company’s Chief Executive Officer, President and Chairman of the Company. As part of the agreement, Dr. Wilson was awarded 19,018 fully vested common shares in March 2016. The fair value of the common stock of approximately $146,000 was recognized as stock-based compensation in general and administrative expense.

In July, 2016, the Company entered into an employment agreement with Dr. John Bonfiglio relating to his appointment as the Company’s President and Chief Operating Officer. As part of the agreement, Dr. Bonfiglio was awarded 20,833 common shares, which will vest upon the earlier of (i) the listing of the Company’s common stock on a national securities exchange in the United States or (ii) the first anniversary of the employment agreement, so long as Dr. Bonfiglio is employed with the Company. The fair value of the common stock of approximately $103,000 was recognized as stock-based compensation in general and administrative expense.

In August 2016, the Company appointed Michael Loiacono as the Company’s Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer. In connection with Mr. Loiacono’s appointment he entered into an employment agreement with the Company. The employment agreement provides that Mr. Loiacono’s base salary will be $200,000 per year and he is eligible for an annual performance bonus of up to 50% of his base salary. The term of the employment agreement is for two years and will be automatically extended for an additional 12 months unless terminated by Mr. Loiacono or the Company.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This quarterly report on Form 10-Q contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements relating to historical matters including statements to the effect that we “believe”, “expect”, “anticipate”, “plan”, “target”, “intend” and similar expressions should be considered forward-looking statements. Our actual results could differ materially from those discussed in the forward-looking statements as a result of a number of important factors, including factors discussed in this section and elsewhere in this quarterly report on Form 10-Q, and the risks discussed in our other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as the date hereof. We assume no obligation to update these forward-looking statements to reflect events or circumstance that arise after the date hereof.

As used in this quarterly report: (i) the terms “we”, “us”, “our”, “TapImmune” and the “Company” mean TapImmune Inc. and its wholly owned subsidiary, GeneMax Pharmaceuticals Inc. which wholly owns GeneMax Pharmaceuticals Canada Inc., unless the context otherwise requires; (ii) “SEC” refers to the Securities and Exchange Commission; (iii) “Securities Act” refers to the Securities Act of 1933, as amended; (iv) “Exchange Act” refers to the Securities Exchange Act of 1934, as amended; and (v) all dollar amounts refer to United States dollars unless otherwise indicated.

The following should be read in conjunction with our unaudited consolidated interim financial statements and related notes for the three and nine months ended September 30, 2016 included in this quarterly report, as well as our Annual Report on Form 10-K for the year ended December 31, 2015.

Company Overview

Our Cancer Vaccines

We are a clinical-stage immuno-oncology company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer & metastatic disease. We are also developing a proprietary technology to improve the ability of the cellular immune system to recognize and destroy diseased cells. This DNA expression technology named Polystart is in preclinical development.

To enhance shareholder value and taking into account development timelines, we plan to focus on advancing our clinical programs including our Folate Receptor Alpha program for breast and ovarian cancer and our HER2/neu peptide antigen program into Phase II clinical trials. In parallel, we plan to complete the preclinical development of our Polystart technology as an integral component of our prime-and-boost vaccine methodology.

The Immunotherapy Industry for Cancer

Immuno-oncology has become the most rapidly growing sector in the pharmaceutical and biotech industry. The approval and success of checkpoint inhibitors Yervoy and Opdivo (Bristol Myers Squibb) and Keytruda (Merck & Co.) together with the development of CAR T-cell therapies (Juno Therapeutics, Kite Pharma) has provided much momentum in this sector. In addition, new evidence points to the increasing use of combination immunotherapies for the treatment of cancer. This has provided greater opportunities for the successful development of T-cell vaccines in combination with other approaches.

Products and Technology in Development-Clinical

Phase I Human Clinical Trials – Folate Alpha Breast and Ovarian Cancer – Mayo Clinic

Folate Receptor Alpha is expressed in over 80% of triple negative breast cancers and in addition, over 90% of ovarian cancers, for which the only treatment options are surgery, radiation and chemotherapy, leaving a very important and urgent clinical need for a new therapeutic. Time to recurrence is relatively short for these types of cancer and survival prognosis is extremely poor after recurrence. In the United States alone, there are approximately 30,000 ovarian cancer patients and 40,000 triple negative breast cancer patients newly diagnosed every year.

TPIV 200 Folate Receptor Alpha

A 24 patient Phase I clinical trial has been completed. The vaccine is well tolerated and safe and 20 out of 21 evaluable patients showed positive immune responses providing a strong rationale rational for progressing to phase II trials. GMP manufacturing for Phase II trials is progressing well towards a commercial formulation and final analyses of clinical plans are near completion. On July 27, 2015, TapImmune exercised its option agreement with Mayo Clinic with the signing of a worldwide exclusive license agreement to commercialize a proprietary folate receptor alpha vaccine technology for all cancer indications. As part of this Agreement, the IND for the folate receptor alpha Phase I trial was transferred from Mayo to TapImmune for amendment for the Company’s Phase II Clinical Trials on our lead product.

On September 15, 2015, we announced that our collaborators at the Mayo Clinic had been awarded a grant of $13.3 million from the U.S. Department of Defense. This grant, commencing September 15, 2015, will cover the costs for a 280 patient Phase II Clinical Trial of Folate Receptor Alpha Vaccine in patients with Triple Negative Breast Cancer. TapImmune will work closely with Mayo Clinic on this clinical trial by providing clinical and manufacturing expertise as well as providing GMP vaccine formulations. These vaccine formulations are being developed for multiple Phase II clinical programs in triple negative breast and ovarian cancer in combination with other immunotherapeutics.

On December 9, 2015, we announced that we received Orphan Drug Designation from the U.S. Food & Drug Administration’s Office of Orphan Products Development (OOPD) for our cancer vaccine TPIV 200 in the treatment of ovarian cancer. The TPIV 200 ovarian cancer clinical program will now receive benefits including tax credits on clinical research and 7-year market exclusivity upon receiving marketing approval. TPIV 200 is a multi-epitope peptide vaccine that targets Folate Receptor Alpha which is overexpressed in multiple cancers.

On February 3, 2016 we announced that the U.S. Food & Drug Administration (FDA) has designated the investigation of multiple-epitope Folate Receptor Alpha Peptide Vaccine (TPIV 200) with GM-CSF adjuvant for maintenance therapy in subjects with platinum-sensitive advanced ovarian cancer who achieved stable disease or partial response following completion of standard of care chemotherapy, as a Fast Track Development Program. A Phase 2 study in this indication is being readied for initiation by the end of 2016.

We are currently enrolling a Company sponsored triple negative breast cancer study at 8 clinical sites nation-wide. The study will enroll 80 patients. It is open-label and designed to look at dosing regimens, immune responses and efficacy.

The Company also announced the start of an ovarian cancer study sponsored by Memorial Sloan Kettering Cancer Center in New York City in collaboration with Astra Zeneca Pharmaceuticals. This study is currently enrolling platinum resistant ovarian cancer patients and is designed to look at the effects of combination therapy with Astra Zeneca’s checkpoint inhibitor durvalamab. The study will enroll 40 patients and is open label. Although we have no business relationship with Astra Zeneca, we are paying for half of the clinical study plus providing our TPIV 200 for the study.

Phase I Human Clinical Trials – HER2/neu+ Breast Cancer – Mayo Clinic

Patient dosing has been completed. Final safety analysis on all the patients treated is complete and shown to be safe. In addition, 19 out of 20 evaluable patients showed robust T-cell immune responses to the antigens in the vaccine composition providing a solid case for advancement to Phase II in 2015. An additional secondary endpoint incorporated into this Phase I Trial will be a two year follow on recording time to disease recurrence in the participating breast cancer patients.

For Phase I(b)/II studies, we plan to add a Class I peptide, licensed from the Mayo Clinic (April 16, 2012), to the four Class II peptides. Management believes that the combination of Class I and Class II HER2/neu antigens, gives us the leading HER2/neu vaccine platform. As the folate receptor alpha vaccine is our lead product our plans are now initiating formulation studies to progress the HER2/neu vaccine towards a Phase II Clinical Trial in 2017.

Products and Technology-Preclinical

Polystart

We converted the previously filed U.S. Provisional Patent Application on Polystart into a full Patent Application, and in February 2016 we received a Notice of Allowance from the U.S. Patent and Trademark Office (USPTO) for a patent application entitled, “A chimeric nucleic acid molecule with non-AUG initiation sequences.” The term of this patent extends to March 17, 2034. Additional patent filings are in progress. We plan to develop PolyStart as both a stand-alone therapy and as a ‘boost strategy’ to be used synergistically with our peptide-based vaccines for breast and ovarian cancer.

Current State of the Company

We are a clinical-stage immunotherapy company specializing in the development of innovative peptide and gene-based immunotherapeutics and vaccines for the treatment of cancer. We now plan to conduct multiple Phase II clinical trials on our vaccines. The largest of these studies in triple-negative breast cancer is totally funded by a $13.3 million grant from the U.S. Department of Defense to our collaborators at the Mayo Clinic in Jacksonville, Florida. A Company-sponsored trial in triple negative breast cancer started during the second quarter of 2016 with recruitment at multiple sites and treatment of first patients. We believe that our development pipeline is strong and provides us the opportunity to continue to expand on collaborations with leading institutions and corporations.

We believe, the strength of our science and development approaches is becoming more widely appreciated, particularly as our clinical program has now generated positive interim data on both clinical programs in Breast and Ovarian Cancer.

We continue to be focused on our entry into Phase II Triple Negative Cancer Trials including application for Fast Track & Orphan Drug Status as well as planning for Phase II HER2/neu Breast Cancer Trials.

We expect to continue to prosecute our PolyStart patent filings and develop new constructs to facilitate collaborative efforts in our current clinical indications and those where others have already indicated interest in combination therapies.

We believe that these fundamental programs and corporate activities have positioned TapImmune to capitalize on the acceptance of immunotherapy as a leading therapeutic strategy in cancer and infectious disease.

TapImmune’s Pipeline

Clinical Program

We have a pipeline of potential immunotherapies under development. Phase I clinical programs on HER2/neu for breast and ovarian cancer have been completed and strong immune responses in over 90% of patients treated has provided the rationale and catalyst to advance these programs to Phase II clinical trials.

In addition to the exciting clinical developments, our peptide vaccine technology may be coupled with our recently developed in-house Polystart nucleic acid-based technology designed to make vaccines significantly more effective by producing four times the required peptides for the immune systems to recognize and act on. Our nucleic acid-based systems can also incorporate “TAP” which stands for Transporter associated with Antigen Presentation.

A key component to success is having a comprehensive patent strategy that continually updates and extends patent coverage for key products. It is highly unlikely that early patents will extend through ultimate product marketing, so extending patent life is an important strategy for ensuring product protection.

We have three active patent families that we are supporting:

1. Filed patents on PolyStart expression vector (owned by TapImmune and filed in 2014: this IP covers the use with TAP). The Company announced the allowance of this patent in February 2016.

2. Filed patents on HER2/neu Class II and Class I antigens: exclusive license from Mayo Foundation; and

3. Filed patents on Folate Receptor Alpha antigens: exclusive license from Mayo Foundation

While the pathway to successful product development takes time, we believe we have put in place significant for success. The strength of our product pipeline and access to leading scientists and institutions gives us a unique opportunity to make a major contribution to global health care.

With respect to the broader market, a major driver and positive influence on our activities has been the emergence and general acceptance of the potential of a new generation of immunotherapies that promise to change the standard of care for cancer. The immunotherapy sector has been greatly stimulated by the approval of Provenge® for prostate cancer and Yervoy™ for metastatic melanoma, progression of the areas of checkpoint inhibitors and adoptive T-cell therapy and multiple approaches reaching Phase II and Phase III status.

We believe that through our combination of technologies, we are well positioned to be a leading player in this emerging market. It is important to note that many of the late stage immunotherapies currently in development do not represent competition to our programs, but instead offer synergistic opportunities to partner our antigen based immunotherapeutics, and Polystart expression system. Thus, the use of naturally processed T-cell antigens discovered using samples derived from cancer patients plus our Polystart expression technology to improve antigen presentation to T-cells could not only produce an effective cancer vaccine in its own right but also to enhance the efficacy of other immunotherapy approaches such as CAR-T and PD1 inhibitors for example.

Recent Developments and Company Highlights

Research Programs

Her2neu License Agreement

On June 7, 2016 we announced that we exercised our option agreement with Mayo Clinic and signed a worldwide license agreement to a proprietary HER2neu vaccine technology. The license gives us the right to develop and commercialize the technology in any cancer indication in which the Her2neu antigen is overexpressed.

Phase II Trials Started

On April 26, 2016 we announced plans to participate in a Phase 2 trial of our cancer vaccine, TPIV 200, a multi-epitope anti-folate receptor vaccine (FRα), in combination with durvalumab (MEDI4736), an anti-PD-L1 antibody, in patients with platinum-resistant ovarian cancer. The study started with the enrollment and treatment of patients in the second quarter of 2016 at Memorial Sloan Kettering Cancer Center in New York and is being led by Jason Konner, M.D. as Principal Investigator. On June 21, 2016, we announced the treatment of the first patient in a company-sponsored Phase II trial in triple negative breast cancer as part of a multi-center study.

Manufacturing

On April 7, 2016, we announced that we have successfully completed formulation development, scale-up, GMP (Good Manufacturing Practice) manufacturing, and the release of TPIV 200, our multi-epitope folate receptor peptide vaccine for breast and ovarian cancer. The manufactured product contains five peptide antigens freeze dried in a single vial, ready for injection after reconstitution and addition of granulocyte-macrophage colony-stimulating factor (GM-CSF). TPIV 200 doses are now available for the upcoming Phase II clinical trials in both triple negative breast cancer and ovarian cancer.

Recent Developments

Enrolling Patients: Phase 2 TPIV 200 Trial in Triple Negative Breast Cancer

We have opened 8 clinical sites and begun treating patients in a Phase 2 trial of our Folate Receptor Alpha cancer vaccine, TPIV 200, in the treatment of triple negative breast cancer, one of the most difficult to treat cancers representing a clear unmet medical need. The open-label, 80 patient clinical trial is designed to evaluate dosing regimens, adjuvants, efficacy, and immune responses in women with triple negative breast cancer. Key data from the trial is expected to be included in a future New Drug Application submission to the FDA for marketing clearance. This trial is sponsored and conducted by TapImmune.

Enrolling Patients: Phase 2 Trial at Memorial Sloan Kettering of TPIV 200 in Ovarian Cancer

A Phase 2 study of TPIV 200 in ovarian cancer patients who are not responsive to platinum, a commonly used chemotherapy for ovarian cancer, sponsored by Memorial Sloan Kettering Cancer Center, and in collaboration with AstraZeneca and TapImmune, has begun enrollment for a 40 patient study. The open-label study is designed to evaluate a combination therapy which includes our TPIV 200 T-cell vaccine and AstraZeneca’s checkpoint inhibitor, durvalumab. Because they are unresponsive to platinum, these patients have no real options left. If the combination therapy proves effective, we believe it would address a critical unmet need. TPIV 200 has received Orphan Drug designation for use in the treatment of ovarian cancer.

Enrollment to Commence in Q4 2016: Phase 2 Mayo Clinic-U.S. DOD Trial of TPIV 200 in Triple Negative Breast Cancer We anticipate this Phase 2 study of TPIV 200 in the treatment of triple negative breast cancer, conducted by the Mayo Clinic and sponsored by the U.S. Department of Defense (DOD), will begin to enroll patients in the fourth quarter of this year. The anticipated 280 patient study will be led by Dr. Keith Knutson of the Mayo Clinic in Jacksonville, Florida. Dr. Knutson is the inventor of the technology and an advisor to TapImmune. While TapImmune is supplying doses of TPIV 200 for the trial, the remaining costs associated with conducting this study will be funded by a $13.3 million grant made by the DOD to the Mayo Clinic.

Clinical Sites to Open in Q4 2016: Phase 2 TPIV 200 Trial in Platinum-Sensitive Ovarian Cancer

By the end of 2016, we expect to have at least one clinical site open in a Phase 2 trial of TPIV 200 in 80 ovarian cancer patients who are responsive to platinum. We have received the FDA’s Fast Track designation to develop TPIV 200 as a maintenance therapy in combination with platinum, in platinum responsive ovarian cancer. This multi-center, double-blind efficacy study is sponsored and conducted by TapImmune.

Open IND with FDA for TPIV 110 in Q4 2016 or in Q1 2017: Phase 2 Protocol Now in Preparation

We have reformulated our second cancer vaccine product, TPIV 110, following very strong safety and immune responses from a Phase 1 Mayo Clinic study. TPIV 110 targets Her2/neu, which makes it applicable to breast, ovarian and colorectal cancer. The reformulated product adds a fifth antigen which should produce an even more robust immune response activating both CD4+ and CD8+ T-cells. We have requested a pre-Investigational New Drug (IND) meeting with the FDA and submitted questions to the FDA related to opening the IND. A response from the FDA is expected in September and we anticipate having an open IND by year-end pending comments from FDA. The protocol for a Phase 2 trial of TPIV 110 in the treatment of Her2/neu positive breast cancer patients has been designed and is now being reviewed by our Scientific Advisory Board and collaborators.

TPIV Products are Off-the-Shelf, Commercially Viable, with Excellent Potential Margins

We are continuously working on improving our product formulation and supply. We believe TPIV 200 and TPIV 110 are both very stable, off-the-shelf, lyophilized products that only require reconstitution at the clinical site before injection. We believe the investments we have made in the formulation work we have performed will result in a commercially viable product with excellent potential profit margins.

Robust Product Data & Independent Vetting Key to High-Value Collaborations

We believe the Phase 1 data produced for both TPIV 200 and TPIV 100 in collaboration with the Mayo Clinic are the driving force behind the high-value collaborations we have been able to maintain and establish with organizations including Mayo Clinic, AstraZeneca, Sloan Kettering, and the U.S. Department of Defense. As we move forward into advancing the Phase 2 studies, some of which are represent collaboration with prestigious third party organizations, we believe this represents further independent vetting of potential of our technology.

Company Highlights

Reverse Stock Split

On September 16, 2016, at the opening of trading, we effected a one-for-twelve reverse split of our common shares. The common shares began trading on a split-adjusted basis on September 16, 2016. The reverse stock split was effected in connection with the Company’s intent to apply to list the common stock on the NASDAQ Capital Market. On November 2, 2016, we received notification that we were approved for listing on The Nasdaq Capital Market. Our common stock is expected to begin trading on The Nasdaq Capital Market at the opening of trading on Tuesday, November 8, 2016 under the ticker symbol, TPIV.

Our historical financial results have been adjusted to reflect a reduction in the number of shares of our outstanding common stock from 62,890,763 shares to 5,240,897 shares at September 30, 2015 and from 70,550,763 shares to 5,879,230 shares at December 31, 2015. In addition, effective upon the reverse stock split, the number of authorized shares of our common stock was reduced from 500 million shares to 41,666,667 shares. All fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. All share data herein has been retroactively adjusted for the reverse stock split. The par value was not adjusted as a result of the one for twelve reverse stock split.

August 2016 Private Placement Transaction

On August 10, 2016 and August 25, 2016, the Company completed private placements of units with certain accredited investors. The units consisted of (i) one share of the Company’s common stock, par value $0.001 per share and (ii) one five-year warrant to purchase one share of Company common stock for $6.00. The Company issued and sold an aggregate of 653,166 units at a purchase price per unit of $4.80 for an aggregate of approximately $3.1 million. The Company incurred approximately $0.8 million in agency fees and legal costs.

In addition, the Company issued five-year warrants to the placement agent in the offering providing for the purchase of up to 65,317 shares of Company common stock for $4.80 per share.

Pursuant to the registration rights agreements entered into in connection with the private placements, the Company is required to file a registration statement with the Securities and Exchange Commission registering for resale (a) the common stock issued in the private placement offering; (b) the shares of common stock issuable upon the exercise of the five-year warrants; and (c) the shares of common stock issuable upon the exercise of the warrants issued to the placement agent. The Company is required to file the registration statement within 120 days of the August 10, 2016 closing or by December 8, 2016. The Company is also required to ensure that the registration statement is declared effective within 90 calendar days after filing with the Securities and Exchange Commission, or by March 8, 2017.

In accordance with the registration rights agreements, should the Company fail to meet the above criteria, the Company is subject to pay the investors liquidated damages. The liquidated damages shall be a cash sum payment calculated at a rate of ten percent (10%) per annum of the aggregate purchase price for the registrable securities or aggregate amount upon exercise of the placement agent warrants.

In accordance with applicable U.S. generally accepted accounting principles, a contingent obligation to make future payments must be recorded if the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated. The Company has determined that should it be required to pay liquidated damages to the investors of the private placements, the aggregate contingent liability it would be required to record would be approximately $29,000 per month for each month it fails or is estimated to fail to meet the above criteria.

At the August 10, 2016 and August 26,2016 private placement closings, and on September 30, 2016, the Company concluded that it is not probable that it will be required to remit any payments to the investors for failing to obtain an effective registration statement or failing to maintain its effectiveness.

August 2016 Warrant Exercises

On August 11, 2016, holders of an aggregate of 583,333 outstanding Series C Warrants and 416,667 Series C-1 Warrants, each providing for the purchase of one share of our common stock for $6.00 per share, exercised their warrants for an aggregate exercise price of $6,000,000.

August 2016 Warrant Amendments

Simultaneous with the exercise of the warrants, we and holders of an aggregate of 3,096,665 outstanding Series A Warrants, Series A-1 Warrants, Series C Warrants, Series C-1 Warrants, Series D Warrants, Series D-1 Warrants, Series E Warrants and Series E-1 Warrants (the “Outstanding Series Warrants”) entered into Warrant Amendment Agreements (the “Amendment Agreement”), in which they agreed to amend the terms of the Outstanding Series Warrants to remove provisions from the Outstanding Series Warrants that had previously caused them to be classified as a derivative liability as opposed to equity on our balance sheet. In consideration for such amendment and the exercise of the Series C Warrants and Series C-1 Warrants, we issued an aggregate of 750,000 additional shares of common stock to such warrant holders and new five-year warrants to purchase 1 million shares of our common stock at an exercise price of $7.20 per share (the “Series F and F-1Warrants”).

The following table reflects the status of the outstanding warrants from the January 2015, March 2015, and August 2016 private placement financings (including placement agent warrants) following the Amendment Agreement and private placement:

Series	Outstanding Warrants	Exercise Price	Expiration
A	214,433	$1.20	01/13/2020
C	424,433	$6.00	01/13/2020
D	610,000	$9.00	Between 07/16/2020 and 08/13/2020 and 08/19/2020 and 09/09/2020
E	616,100	$15.00	Between 10/01/2020 and 11/12/2020 and 11/30/2020 and 12/09/2020
A-1	418,750	$1.20	03/09/2020
C-1	2,083	$6.00	01/13/2020
D-1	416,667	$9.00	Between 08/19/2020 and 09/09/2020
E-1	418,750	$15.00	06/16/2020
F	583,333	$7.20	8/11/2021
F-1	416,667	$7.20	8/11/2021
PIPE Warrants	653,166	$6.00	8/11/2021
Broker Warrants	65,317	$4.80	8/11/2021

Addition of Executive Officers

On July 18, 2016 we announced that Dr. John Bonfiglio, a consultant and a member of our Board of Directors, was appointed as our President and Chief Operating Officer and entered into an employment agreement with us. Concurrent with such appointment we amended the employment agreement of Dr. Wilson for Dr. Wilson to relinquish the office of President.

On August 25, 2016 we announced that Michael J. Loiacono, a consultant, was appointed as our Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer and entered into an employment agreement with us.

Critical Accounting Policies

The condensed consolidated financial statements are prepared in conformity with U.S. GAAP, which require the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses in the periods presented. We believe that the accounting estimates employed are appropriate and resulting balances are reasonable; however, due to inherent uncertainties in making estimates, actual results could differ from the original estimates, requiring adjustments to these balances in future periods. The critical accounting estimates that affect the consolidated financial statements and the judgments and assumptions used are consistent with those described under Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Results of Operations

In this discussion of the Company’s results of operations and financial condition, amounts, other than per-share amounts, have been rounded to the nearest thousand dollars.

Three Months Ended September 30, 2016 Compared to Three Months Ended September 30, 2015

We recorded a net loss of $2,103,000 or ($0.29) basic and diluted per share during the three months ended September 30, 2016 compared to a net income of $28,503,000 or $7.04 basic and $4.23 diluted per share during the three months ended September 30, 2015.

Operating costs increased to $2,722,000 during the three months ended September 30, 2016 compared to $1,738,000 in the prior period. Significant changes in operating expenses are outlined as follows:

•	Research and development costs during the three months ended September 30, 2016 were $1,109,000 compared to $969,000 during the prior period. The increase was primarily due to the Company expensing the Mayo Foundation license fee payments in the current period and higher expenses relating to research.

•	General and administrative expenses increased to $1,612,000 during the three months ended September 30, 2016 from $769,000 during the prior period. This was due to generally increased expenses relating to consulting, general and administrative and professional fees during the three months ended September 30, 2016 due to increased activity in operations.

•	The changes in fair value of derivative liabilities for the three months ended September 30, 2016 was $684,000 as compared to $30,266,000 for the three months ended September 30, 2015. The variance is due to the revaluation of the Series A and A-1, Series C and C-1, Series D and D-1 and Series E and E-1 warrants issued by us in January and March 2015. We revalue the derivative liabilities at each balance sheet date to fair value. The fair value is determined using Black-Scholes valuation model using various assumptions. The most significant changes in the assumptions was the difference in the strike price used at September 30, 2016 of $6.69 compared to $7.40 at September 30, 2015, the exercise of warrants with derivative liabilities and the August 2016 amendments to certain of the warrants to remove the clause that caused the warrants to be classified as derivative liabilities. Due to these significant changes, the fair value of the derivative liabilities decreased by $684,000 with a corresponding gain in the condensed consolidated statement of operations.

•	During the three-month period ended September 30, 2016 the Company incurred $65,000 loss on debt settlement agreements relating to an outstanding agreement from a previous year. This compares to $25,000 loss on debt settlement agreements for the three months ended September 30, 2015.

Nine months ended September 30, 2016 Compared to Nine months ended September 30, 2015

We recorded a net loss of $879,000 or ($0.14) basic and ($0.54) diluted per share during the nine months ended September 30, 2016 compared to a net loss of $32,414,000 or ($10.61) basic and diluted per share for the nine months ended September 30, 2015.

Operating costs increased to $6,901,000 during the nine months ended September 30, 2016 compared to $3,904,000 in the prior period. Significant changes in operating expenses are outlined as follows:

•	Research and development costs during the nine months ended September 30, 2016 were $3,343,000 compared to $2,324,000 during the prior period. This was due to the Company exercising its option to acquire Mayo Clinic technology as part of an agreement entered into in March 2014 and increased in-house research activity in the current period.

•	General and administrative expenses increased to $3,558,000 during the nine months ended September 30, 2016 from $1,580,000 during the prior period. This was due to generally increased expenses relating to consulting, general and administrative and professional fees during the nine months ended September 30, 2016 as the Company’s operating activities increased substantially.

•	The changes in fair value of derivative liabilities for the nine months ended September 30, 2016 was $5,925,000 as compared to ($28,486,000) for the nine months ended September 30, 2015. The variance in the current period is due to the revaluation of the Series A and A-1, Series C and C-1, Series D and D-1 and Series E and E-1 warrants issued by us in January and March 2015. We revalue the derivative liabilities at each balance sheet date to fair value. The most significant changes in the assumptions was the difference in the strike price used at September 30, 2016 of $6.69 compared to $7.40 at September 30, 2015, the exercise of warrants with derivative liabilities and the August 2016 amendments to certain of the warrants to remove the clause that caused the warrants to be classified as derivative liabilities. Due to these significant changes, the fair value of the derivative liabilities decreased by $5,925,000 with a corresponding gain in the condensed consolidated statement of operations.

•	During the nine months ended September 30, 2016, the Company received $231,000 of a grant awarded to Mayo Foundation from the U.S. Department of Defense for the Phase II Clinical Trial of TPIV 200. The grant paid for the clinical supplies purchased by the Company.

•	During the nine-month period ended September 30, 2016 the Company incurred $135,000 loss on debt settlement agreements relating to an outstanding debt agreement from previous years. This compares to $25,000 loss on debt settlement agreements for the nine months ended September 30, 2015.

Liquidity and Capital Resources

We have not generated any revenues since inception, we have financed our operations primarily through public and private offerings of our stock and debt including warrants and the exercise thereof. The following table sets forth our cash and working capital as of September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015

Cash reserves	$9,587,000	$6,577,000
Working capital (deficit)	$7,494,000	$(21,360,000)

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2016 and 2015:

	Nine Months Ended September 30,
	2016	2015
Net cash provided by (used in):
Operating activities	$(4,756,000)	$(3,492,000)
Financing activities	7,766,000	9,438,000

Net increase in cash	$3,010,000	$5,945,000

Net Cash Used in Operating Activities

Net cash used in operating activities during the nine months ended September 30, 2016 was $4,756,000 compared to $3,492,000 during the prior period. We had no revenues during the current or prior periods. Operating expenditures, excluding non-cash interest and stock-based charges during the current period primarily consisted of consulting and management fees, office and general expenditures, and professional fees.

Net Cash Provided by Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2016 was $7,766,000 compared to net cash provided by financing activities of $9,438,000 during the prior period. The financing consisted of proceeds from private placements and warrant exercises in the current period as was in the prior period.

Financings

Our current available funding has come from financings that we conducted in January and March of 2015 and from the exercise of warrants issued in connection with our January and March, 2015 financings as well as our recent August 2016 private placement.

January 2015 Financing

In January, 2015, we entered into a Securities Purchase Agreement with certain investors for the sale of 610,000 units at a purchase price of $2.40 per unit, for a total purchase price of approximately $1,250,000, net of finders’ fee and offering expenses of approximately $214,000. Each unit consisting of (i) one share of the Company’s Common Stock, (ii) one Series A warrant to purchase one share of common stock, (iii) one Series B warrant to purchase one share of common stock (iv) one Series C warrant to purchase one share of common stock, (v) one Series D warrant to purchase one share of common stock, and (vi) one Series E warrant to purchase one share of common stock (the Series A, B, C, D and E warrants are hereby collectively referred to as the “January 2015 Warrants”). Series A warrants were exercisable at $18.00 per share, with a five-year term. Series B warrants were exercisable at $4.80 per share, with a six-month term. Series C warrants were exercisable at $12.00 per share, with a five-year term. Series D warrants were exercisable at $9.00 per share only if and to the extent that the Series B warrants are exercised, with a five-year term from the date that the Series B warrants are exercised. Series E warrants were exercisable at $15.00 per share, only if and to the extent that the Series C warrants are exercised, with a five-year term from the date that the Series C warrants are exercised. Pursuant to a placement agent agreement, we agreed to issue warrants to purchase 30,500 common shares with substantially the same terms as the January 2015 Warrants.

March 2015 Financing

In March, 2015, we entered into a Securities Purchase Agreement with certain accredited investors for the sale of 416,667 units at a purchase price of $2.40 per unit, for a total purchase price of approximately $950,000, net of finders’ fee and offering expenses of approximately $50,000. Each unit consisting of (i) one share of the Company’s Common Stock, (ii) one Series A-1 warrant to purchase one share of common stock, (iii) one Series B-1 warrant to purchase one share of common stock (iv) one Series C-1 warrant to purchase one share of common stock, (v) one Series D-1 warrant to purchase one share of common stock, and (vi) one Series E-1 warrant to purchase one share of common stock (the Series A-1, B-1, C-1, D-1 and E-1 warrants are hereby collectively referred to as the “March 2015 Warrants”). The March 2015 Warrants have substantially the same terms as the January 2015 Warrants.  Pursuant to a placement agent agreement, we agreed to issue warrants to purchase 10,417 common shares with substantially the same terms as the March 2015 Warrants.

Restructuring of January and March 2015 Financings

In May 2015, we entered into a restructuring agreement with the investors of the January 2015 and March 2015 financings, where:

•	The exercise price of the Series A and Series A-1 warrants was changed from $18.00 per share to $1.20 per share,

•	The exercise price of Series B and Series B-1 warrants was changed from $4.80 per share to $2.40 per share,

•	Each warrant of Series B and Series B-1 existing prior to the restructuring agreement was replaced with two warrants of such series,

•	The exercise price of the Series C and Series C-1 warrants was changed from $12.00 per share to $6.00 per share, and

•	Each warrant of Series C and Series C-1 existing prior to the restructuring agreement was replaced with two warrants of such series.

As a result of the restructuring agreement, we issued an additional 1,026,667 Series B and B-1 warrants and 1,026,667 Series C and C-1 Warrants.

2016 Financing

August 2016 Private Placement Transaction

On August 10, 2016 and August 25, 2016, the Company completed private placements of units with certain accredited investors. The units consisted of (i) one share of the Company’s common stock, par value $0.001 per share and (ii) one five-year warrant to purchase one share of Company common stock for $6.00. The Company issued and sold an aggregate of 653,166 units at a purchase price per unit of $4.80 for an aggregate of approximately $3.1 million. The Company incurred approximately $0.8 million in agency fees and legal costs.

In addition, the Company issued five-year warrants to the placement agent in the offering providing for the purchase of up to 65,317 shares of Company common stock for $4.80 per share.

Pursuant to the registration rights agreements entered into in connection with the private placements, the Company is required to file a registration statement with the Securities and Exchange Commission registering for resale (a) the common stock issued in the private placement offering; (b) the shares of common stock issuable upon the exercise of the five-year warrants; and (c) the shares of common stock issuable upon the exercise of the warrants issued to the placement agent. The Company is required to file the registration statement within 120 days of the August 10, 2016 closing or by December 8, 2016. The Company is also required to ensure that the registration statement is declared effective within 90 calendar days after filing with the Securities and Exchange Commission, or by March 8, 2017.

In accordance with the registration rights agreements, should the Company fail to meet the above criteria, the Company is subject to pay the investors liquidated damages. The liquidated damages shall be a cash sum payment calculated at a rate of ten percent (10%) per annum of the aggregate purchase price for the registrable securities or aggregate amount upon exercise of the placement agent warrants.

In accordance with applicable U.S. generally accepted accounting principles, a contingent obligation to make future payments must be recorded if the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated. The Company has determined that should it be required to pay liquidated damages to the investors of the private placements, the aggregate contingent liability it would be required to record would be approximately $29,000 per month for each month it fails or is estimated to fail to meet the above criteria.

At the August 10, 2016 and August 26,2016 private placement closings, and on September 30, 2016, the Company concluded that it is not probable that it will be required to remit any payments to the investors for failing to obtain an effective registration statement or failing to maintain its effectiveness.

Warrant Exercises

Between June 16, 2015 and December 9, 2015, 3,090,000 shares were issued upon exercise of certain warrants we issued in connection with our 2015 financings, providing $9.22 million in proceeds. In August 2016, holders of an aggregate of 583,333 outstanding Series C Warrants and 416,667 Series C-1 Warrants, each providing for the purchase of one share of our common stock for $6.00 per share, exercised their warrants for an aggregate exercise price of $6,000,000.

Future Capital Requirements

Our capital requirements through 2017 will depend on numerous factors, including the success of our research and development, the resources we devote to develop and support our technologies and our success in pursuing strategic licensing and funded product development relationships with external partners. Subject to our ability to raise additional capital including through possible joint ventures and/or partnerships, we expect to incur substantial expenditures to further develop our technologies including continued increases in costs related to research, nonclinical testing and clinical studies, as well as costs associated with our capital raising efforts and being a public company. We intend to spend approximately $7,500,000 over the next twelve months in carrying out our plan of operations. We will require substantial funds to conduct research and development and nonclinical and Phase II clinical testing of our licensed, patented technologies and to develop sublicensing relationships for the Phase II and III clinical testing. Our plans include seeking both equity and debt financing, alliances or other partnership agreements with entities interested in our technologies, or other business transactions that would generate sufficient resources to ensure continuation of our operations and research and development programs.

We expect to continue to seek additional funding for our operations. Any such required additional capital may not be available on reasonable terms, if at all. If we were unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned clinical testing and research and development activities, which could harm our business. The sale of additional equity or debt securities may result in additional dilution to our shareholders. If we raise additional funds through the issuance of debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. We also will require additional capital beyond our currently forecasted amounts.

Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amounts of our working capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	the number and characteristics of the product candidates we pursue;

•	the scope, progress, results and costs of researching and developing our product candidates, and conducting nonclinical and clinical trials including the research and development expenditures we expect to make in connection with our license agreements with Mayo Foundation;

•	the timing of, and the costs involved in, obtaining regulatory approvals for our product candidates;

•	our ability to maintain current research and development licensing agreements and to establish new strategic partnerships, licensing or other arrangements and the financial terms of such agreements;

•	our ability to achieve our milestones under our licensing arrangements and the payment obligations we may have;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, our future products, if any.

We have based our estimates on assumptions that may prove to be wrong. We may need to obtain additional funds sooner or in greater amounts than we currently anticipate. Potential sources of financing include strategic relationships, public or private sales of our shares or debt and other sources. We may seek to access the public or private equity markets when conditions are favorable due to our long-term capital requirements. We do not have any committed sources of financing at this time, and it is uncertain whether additional funding will be available when we need it on terms that will be acceptable to us, or at all. If we raise funds by selling additional shares of common stock or other securities convertible into common stock, the ownership interest of our existing stockholders will be diluted. If we are not able to obtain financing when needed, we may be unable to carry out our business plan. As a result, we may have to significantly limit our operations and our business, financial condition and results of operations would be materially harmed.

Various conditions outside of our control may detract from our ability to raise additional capital needed to execute our plan of operations, including overall market conditions in the international and local economies. We recognize that the United States economy has suffered through a period of uncertainty during which the capital markets have been impacted, and that there is no certainty that these levels will stabilize or reverse despite the optics of an improving economy. Any of these factors could have a material impact upon our ability to raise financing and, as a result, upon our short-term or long-term liquidity.

Going Concern

We have no sources of revenue to provide incoming cash flows to sustain our future operations. As outlined above, our ability to pursue our planned business activities is dependent upon our successful efforts to raise additional capital.

While these factors raise substantial doubt regarding our ability to continue as a going concern. Our condensed consolidated financial statements have been prepared on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business. Our financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes of financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Item 4.	Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our Chief Executive Officer and our Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, as of the end of the period covered by this report. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Based on such evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures are not effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act.

It should be noted that any system of controls is based in part upon certain assumptions designed to obtain reasonable (and not absolute) assurance as to its effectiveness, and there can be no assurance that any design will succeed in achieving its stated goals.

(b)	Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting during the nine months ended September 30, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

Management is not aware of any material legal proceedings and there are no pending material procedures that would affect the property of the Company. Management is not aware of any legal proceedings contemplated by any government authority or any other party involving the Company. As of the date of this Quarterly Report, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceeding.

Item 1A.	Risk Factors

For risk factors, see Item 1.A.-“Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

(a)	We issued the following unrestricted securities during the period covered by this report to the named individual pursuant to exemptions under the Securities Act of 1933 including Section 4(2):

On July 18, 2016 the Company issued 20,833 shares to Dr. John Bonfiglio pursuant to the employment agreement.

On August 10, 2016, the Company issued and sold 653,166 shares of stock as part of a private placement with certain accredited investors.

On August 11, 2016, the Company issued 1,000,000 shares of stock in relation to the exercising of 583,333 outstanding Series C Warrants and 416,667 Series C-1 Warrants.

On August 11, 2016, the Company issued 750,000 shares of stock to warrant holders as an inducement to amend certain warrant agreements.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	Mine Safety Disclosure

Not Applicable.

Item 5.	Other Information

Not applicable.

Item 6.	Exhibits

The following exhibits are included with this Quarterly Report on Form 10-Q:

Incorporated by Reference
Exhibit number	Exhibit description	Form	File no.	Exhibit	Filing date	Filed herewith

3.1	Articles of Incorporation					X
31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1933, as amended.					X
31.2	Certification of Chief Financial Officer and Chief Accounting Officer Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1933, as amended					X
32.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) or 15d-14(a) of the Securities Exchange Act of 1933, as amended.					X
32.2	Certification of Chief Financial Officer and Chief Principal Accounting Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.					X

Exhibit 101

101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Extension Schema Document					X
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X
101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TAPIMMUNE INC.

/s/ Glynn Wilson
Glynn Wilson
Chairman, Chief Executive Officer
Date: November 4, 2016

Exhibit 3.1

Filed in the office of the Secretary of State of the STATE OF NEVADA

October 22, 1991

ARTICLES OF INCORPORATION

OF

WARD’S FUTURA ATOMOTIVE, LTD

KNOW ALL MEN BY THESE PRESENTS:

We, the undersigned, natural persons of the age of 21 year, or more, acting as incorporators of a corporation under the Nevada Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I - NAME

The name of the Corporation shall be WARD'S FUTURA ATOMOTIVE, LTD.

ARTICLE II - DURATION

The period of its duration shall be perpetual unless dissolved or terminated according to law.

ARTICLE III – CORPORATE PURPOSES

The general purposes and objects for which the corporation is organized are to engage primarily in any type of manufacturing of automobiles, and/or marketing of automobiles or, automotive related products both retail and wholesale. Realstate unimproved or improved, land development, and/or investment in real property or real estate related endeavors. To engage in any business, investment or other pursuit or activity, whether retail or wholesale, whether commercial or industrial; and to perform any and all other lawful acts or purposes as are or may be granted to corporate entitles under the laws of the State of Nevada and by any other state or foreign country. The corporation may conduct its business anywhere within the States of the United States of America or in any foreign country, without in any way limiting the foregoing powers. It is hereby provided that the corporation shall have the power to do any and all acts and things that may be reasonably necessary or appropriate to accomplish any of the foregoing purposes for which the corporation is formed.

ARTICLE IV - SHARES OF STOCK

The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 shares of common stock at par value of $0.001 per share, or a total capitalization of $50,000.00.

There shall be no cumulative voting, and all pre-emptive rights are denied. Each share shall entitle the holder thereof to one vote at all meetings of the stockholders.

Stockholders shall not be liable to the corporation or its creditors for any debts or obligations of the corporation.

ARTICLE V - STOCK RESTRICTIONS

All shares of stock in the company are assignable and any stockholder may sell, assign and transfer his shares, and certificates of stock at pleasure except that no such transfer, sale or assignment shall be valid unless and until it shall have been entered upon the books of the company and the old certificate or certificates shall have been surrendered for cancellation to the Secretary and a new certificate or certificates issued in lieu of the same.

ARTICLE VI COMMENCING BUSINESS

The corporation will not commence business until consideration of the value of at least One Thousand Dollars (1,000.00) has been received for the issuance of shares.

ARTICLE VII - REGISTERED AGENT AND OFFICE

The name and post office address of its initial registered agent is Donald C. Bradley. 5312 Ithaca, Las Vegas, NV, 89122

ARTICLE VIII - DIRECTORS

That the number of directors of this corporation, their qualifications, terms of office and the time and manner of their election, removal and resignation shall be as follows:

The number of directors shall not be less than two (2) nor more than seven (9), the exact number within such limits to be determined in the manner prescribed by the by-laws.

Directors shall be elected at the annual meeting of the stockholders of this corporation and shall serve for one (1) year and until their successors shall have been duly elected and qualified.

A majority of the entire number of directors, but not less than (2), shall be necessary to form a quorum of the board of directors, authorized to transact the business and exercise the corporate powers of the corporation.

Such officers shall consist of:

(a)          President;

(b)          One or more Vice Presidents as shall be provided by the by-laws or the board of directors;

(c)          A Secretary: and,

(d)          A Treasurer - may be held by officers who concurrently hold another office.

Such officers shall be elected annually by the board of directors and shall serve for one (1) year and until their successors shall have been duly elected and qualified.

Any officer may be removed by vote of a majority of the board of directors or in such other manner as may be prescribed in the by-laws.

ARTICLE IX

That the following named person, parties hereto, the directors and officers of this corporation from the date hereof and until their successors shall have been elected and qualified:

PRESIDENT & DIRECTOR:	DONALD C. BRADLEY
5312 ITHACA
LAS VEGAS, NV 09122

VICE PRESIDENT & DIRECTOR:

SECRETARY/TREASURER & DIRECTOR:	SHIRLENE BRADLEY
5312 ITHACA
LAS VEGAS, NV 89122

ARTICLE X - SHAREHOLDER LIABILITY

That the private property of the stockholders of this corporation shall not be liable for the debts or obligations of the corporation.

ARTICLE XI - INCORPORATORS

The name and address of each incorporator is:

DONALD C. BRADLEY

5312 ITHACA

LAS VEGAS, NV 89122

SHIRLENE BRADLEY

5312 ITHACA

LAS VEGAS, NV 89122

ARTICLE XII - 1244 STOCK

Shares of stock of this corporation authorized and issued pursuant to these Articles of Incorporation within two (2) years from the date of incorporation are, for the purpose of the Internal Revenue Code, authorized and issued in. compliance with and as prescribed by Section 1244 of the Internal Revenue Code of 1954, as amended shall be known as "Section 1244 Stock".

ARTICLE XIII – DIRECTORS’ OF OFFICERS’ CONTRACTS

No contract or other transaction between this corporation and one or more of its directors or any other corporation. firm, association or entity in which one or more of its directors are directors or officers are financially interested shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the board of directors or a committee thereof, which authorizes, approves or ratifies such contracts or transaction, or, because his or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director: or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent: or, (c) the contract or transaction is fair and reasonable to the corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

INCORPORATORS

STATE OF NEVADA	)
)
COUNTY OF CLARK	)

On October 21, 1991, personally appeared before me, Donald C. Bradley and Shirlene Bradley, who being duly sworn by me first, declared that he had read the foregoing Articles of Incorporation, that he had signed the foregoing document as an incorporator and that the statements contained therein are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this day of October, 1991

/s/ Donald C. Bradley
Donald C. Bradley

/s/ Shirlene Bradley
Shirlene Bradley

/s/ O Chase
NOTARY PUBLIC

My Commission Expires:

2-4-95

I, Donald C. Bradley acting as registered Agent, in the State of Nevada and living in Clark County, Nevada, do hereby accept the full legal responsibility as Agent for the corporation registered under the name of Ward’s Futura Atomotive, LTD. who’s address is, 5312 Ithaca, Las Vegas, NV 89122.

/s/ Donald C. Bradley
Donald C. Bradley

STATE OF NEVADA	)
)
COUNTY OF CLARK	)

SUBSCRIBED AND SWORN to before me This 21st day of October, 1991.

/s/ O Chase
NOTARY PUBLIC
Residing in Las Vegas, Nevada

My Commission Expires: 2-4-95

Filed in the office of the Secretary of State of the STATE OF NEVADA

December 20, 1995

ARTICLES OF AMENDMENT

OF

PERFECT FUTURE, LTD.

The Articles of Amendment to the original Articles of Incorporation of WARD'S FUTURA AUTOMOTIVE, LTD. a Nevada corporation are set up as follows:

A. ARTICLE I -

The name of the corporation (hereinafter called the corporation) is PERFECT FUTURE, LTD.

AMENDMENT - ARTICLE I -

The name of the corporation is amended to: PERFECT FUTURE, LTD.

B. Article IV

The total amount of authorized shares is 50,000,000 having par value of .001.

AMENDMENT - ARTICLE IV

The total amount of authorized shares is 50,000,000 of common shares at a par of .001.

As of the date of the Special Meeting of Shareholders the Company had issued and outstanding TWO MILLION (2,000,000) shares of COMMON .001 par value stock, held by 30 shareholders all of which were entitled to vote on the proposed amendment.

AMENDMENT

TO

ARTICLE VI PERFECT FUTURE, LTD.

At the Special Stockholders Meeting held December 5, 1995, TWO MILLION SHARES voted in favor of the amendment and none (0) voted against the amendment.

Dated this 5th day of December 1995

/s/ Donald C. Bradley	President
Donald C. Bradley

/s/ Shaun Hadley	Secretary
Shaun Hadley

STATE OF NEVADA

COUNTY OF CLARK

On December 5th, 1995 Donald C. Bradley, personally appeared before me a notary public, acknowledges that Donald C Bradley executed the above instrument.

Signature of Notary	/s/ Kristina A. Heffner

STATE OF NEVADA

SECRETARY OF STATE

CERTIFICATE OF REINSTATEMENT

I, DEAN HELLER, the duly elected Secretary of State of the State of Nevada, do hereby certify that WARD’S FUTURA AUTOMOTIVE, LTD. a corporation formed under the laws of the State of NEVADA having paid all filing fees, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes, as amended, for the years and in the amounts as follows:

1992-93 LIST OF OFFICERS AND PENALTY	$100.00

1993-94 LIST OF OFFICER AND PENALTY	$100.00

1994-95 LIST OF OFFICER AND PENALTY	$100.00

1995-96 LIST OF OFFICER AND PENALTY	$100.00

REINSTATEMENT FEE	$50.00

And otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office in Carson City, Nevada, this 20th day of December, A.D., 1995.

/s/ Dean Heller
Secretary of State

Deputy

Filed in the office of the Secretary of State of the STATE OF NEVADA

May 20, 1997

CERTIFICATE OF AMENDMENT OF ARTICLE OF INCORPORATION

(AFTER ISSUANCE OF STOCK)

Perfect Future, Ltd.
Name of Corporation

We the undersigned Donald Bradley                                                                                                   and

President or Vice President

Shaun Hadley	of	Perfect Future, Ltd.
Secretary or Assistant Secretary		Name of Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on the 22nd day of April 1997, adopted a resolution to amend the original articles as follows:

Article IV is hereby amended to read as follows:

The corporation is authorized to have two classes of stock:(1) Common ; (2) non-voting preferred. The total amount of authorized shares is 50,000,000 common and 5,000,000 preferred, each class of which shall have a par value of $0.001.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 900,000, that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Donald Bradley
President or Vice President

/s/ Shaun Hadley
Secretary or Assistant Secretary

State of Nevada

ss.

County of Clark

On April 29, 1997                      , personally appeared before me, a Notary Public, /s/ Donald C. Bradley & Shaun Hadley

(Names of persons appearing and signing document)

Who acknowledged that they executed the above instrument.

/s/ Claudia Hill
Signature of Notary

Filed in the office of the

Secretary of State of the

STATE OF NEVADA

December 22, 1997

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(AFTER ISSUANCE OF STOCK)

Perfect Future, LTD.
Name of Corporation

We the undersigned	Spencer Bradley Vice President	and
Name of Corporation

Shaun Hadley	of	Perfect Future, Ltd.
Secretary or Assistant Secretary		Name of Corporation

do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened and held on the 15th day of December, 1997, adopted a resolution to amend the original articles as follows:

Article IV is hereby amended to read as follows:

The corporation is authorized to do a FORWARD SPLIT of the issued and outstanding shares of two and one half for one. Making the total issued and outstanding 2,250,000 two million two hundred and fifty thousand.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 2,250,000; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Spencer Bradley
President or Vice President

/s/ Shaun Hadley
Secretary or Assistant Secretary

State of Nevada

ss.

County of Clark

On 12/22/97                                            , personally appeared before me, a Notary Public, /s/ Spencer Bradley & Shaun Hadley

(Names of persons appearing and signing document)

who acknowledged that they executed the above instrument.

/s/ Todd Fredlund
Signature of Notary

Filed in the office of the
Secretary of State of the
STATE OF NEVADA

June 16, 1998

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

(After Issuance of Stock)

PERFECT FUTURE LTD.

(Name of Corporation)

We the undersigned Mark E. Bruk, President and Robert Harris, Secretary of Perfect Future Ltd.

do hereby certify:

That the Board of Directors of said Corporation at a meeting duly convened, held on the 11th day of June, 1998, adopted a resolution to amend the original articles as follows:

Article I

The name of the corporation (hereinafter called the Corporation) is PERFECT FUTURE, LTD.

Article I is hereby amended to read as follows:

The name of the corporation (hereinafter called the Corporation) is amended to: EDUVERSE Accelerated Learning Systems, Inc.

The number of shares of the Corporation issued and outstanding and entitled to vote on an amendment to the Articles of Incorporation is ELEVEN MILLION TWO HUNDRED AND FIFTY THOUSAND (11,250,000) common $0.001 par value stock, that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Mark Bruk
President

/s/ Robert Harris
Secretary

Province of British Columbia
County of Vancouver

On June 15, 1998, personally appeared before me, a Notary Public, Mark E. Bruk, who acknowledged that he executed the above instrument.

/s/ Kesho Ram Ditta
Signature of Notary

Filed in the office of the
Secretary of State of the
STATE OF NEVADA

May 19, 1999

Certificate of Amendment to Articles of Incorporation

For Profit Nevada Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

- Remit in Duplicate –

1.	Name of corporation: EDUVERSE Accelerated Learning Systems, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article I

The name of the corporation (hereinafter called the Corporation) is: EDUVERSE ACCELERATED LEARNING SYSTEMS, INC.

Article I is hereby amended to read as follows:

The name of the corporation (hereinafter called the Corporation) is amended to: EDUVERSE.COM

3.            The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 7,571,134 (59.9%) of the 12,647,452 entitled to vote*:

4.           Signatures:

/s/ Mark Bruk	/s/ Robert Harris
President or Vice President	Secretary or Asst. Secretary
(acknowledgement required)	(acknowledgement not required)

State of British Columbia
County of Vancouver

This instrument was acknowledged before me on
May 18 , 1999, by
/s/ Mark Bruk (Name of Person)
as President
as designated to sign this certificate
of Amendment to Articles
(name on behalf of whom instrument was executed)

/s/ Anthony K. Wooster
Notary-Public Signature

 * If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Filed in the office of

Dean Heller,

SECRETARY OF STATE

June 10, 2001

Certificate of Amendment to Articles of Incorporation

For Profit Nevada Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

Remit in duplicate

1.	Name of corporation:	Eduverse.com.

2.	The articles have been amended as follows (provide article numbers, if available):

See attached “Attachment A” Amendment to Articles of Incorporation of Eduverse.com” for Amendment of Article V.

3.            The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 28,831,846 .*

Against 13,404.

4.            Signatures (required):

/s/ Grant Atkins	and	/s/ Grant Atkins
President or Vice President		Secretary or Asst. Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

ATTACHMENT A

AMENDMENT TO

ARTICLES OF INCORPORATION

OF

EDUVERSE.COM

Pursuant to the provisions of sections 78.385 and 78.390 of the Nevada Revised Statutes, the undersigned corporation adopts the following articles of amendment to Article V of its Articles of Incorporation.

“The aggregate number of shares which the corporation shall have authority to issue is 50,000,000 shares of common stock at par value of $0.001 per share and 5,000,000 shares of preferred stock at par value of $0.001 per share.

Common Stock. There shall be no cumulative voting, and all pre-emptive rights are denied. Each share of common stock shall entitle the holder thereof to one vote at all meetings of the stockholders. Stockholders shall not be liable to the corporation or its creditors for any debts or obligation of the corporation.

Simultaneously with the effective date of this amendment (the “Effective Date”), each share of the Company’s Common Stock, $0.001 par value, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into any fraction thereof, into 1/50 of a share of the Company’s outstanding Common Stock, $0.001 par value (the “New Common Stock”), depending upon a determination by the Board that a Reverse Stock Split is in the best interests of the Company and the Shareholders, subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates” whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company’s Transfer Agent for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof.

From and after the Effective Date. Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to votes, or to any rights of a shareholder of the Company. Any fraction of a share of new Common Stock to which the holder would otherwise be entitled will be adjusted upward to the amount whole share. If more than one Old Certificate shall be surrendered at one time for the amount of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company’s Transfer Agent determines that a holder of Old Certificates has not rendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

Preferred Stock. The board of directors of the corporation is authorized to divide the preferred stock into as many series as the board of directors from time to time may determine, and to issue the preferred stock in such series. The board of directors shall determine the number of shares comprising each series, which number may, unless otherwise provided by the board of directors in creating such series, be increased or decreased from time to time by action of the board of directors. Each series shall be so designated, as to distinguish the shares thereof, from the shares of all other series. The board of directors shall have the authority to fix and determine the following relative rights and preferences as of the shares of any such series of preferred stock (i) the rate of dividend, if any, (ii) whether shares can be redeemed, and if so, the redemption price and the terms and conditions of the redemption, (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation, (iv) sinking fund provision, if any, for redemption or purchase of shares, (v) the terms and conditions, if any, under which shares may be converted to common stock, and (vi) the voting powers, if any.”

IN WITNESS WHEREOF, Eduverse.com has caused these presents to be signed in its name on its behalf by Grant Atkins, its President, and its corporate seal to be hereunder affixed and attested by Grant Atkins, its Secretary, on the 4th day of June, 2001, and its President acknowledges that these Articles of Amendment are the act and deed of Eduverse.com and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

EDUVERSE.COM

By:	/s/ Grant Atkins
Grant Atkins, President

By:	/s/ Grant Atkins
Grant Atkins, Secretary

Before me, _/s/ Stephanie Ebert____________, a Notary Public in and for the State of Washington, personally appeared Grant Atkins who acknowledged before me that he was the President of Eduverse.com, a Nevada corporation, on this day, and that he signed the foregoing Articles of Amendment as his free and voluntary act and dated for the uses and purposes therein set forth, and that the facts contained therein are true.

In witness whereof I have hereunto set my hand and seal this 4 day of June, 2001.

My commission expires 9 09 03	/s/ Stephanie Ebert
Notary Public

Filed in the office of

Dean Heller,

SECRETARY OF STATE

July 9, 2002

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.380 – Before Issuance of Stock)

-Remit in Duplicate-

1.	Name of corporation:	Eduverse.com

2.	The articles have been amended as follows (provide article numbers, if available):

Further Resolved that an amendment to the Articles of Incorporation of the
Company to effectuate a change in name of the Company to “Genemax Corp.”
be and hereby is approved, and that such amendment to the Articles of
Incorporation be filed with the Nevada Secretary of State.

3.            The undersigned declare that they constitute at least two-thirds of the incorporators (check) ___, or of the board of directors (check) xx.

4.            The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

5.            Signatures:

/s/ Grant Atkins
Signature: Grant Atkins, President	Signature

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20070220121-87 Filing Date and Time 03/29/2007 3:40 PM

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:
GENEMAX CORP.

2.	The articles have been amended as follows (provide article numbers, if available):

Article IV is hereby amended to read as follows:

“The corporation is authorized to have two classes of stock: (i) common and (ii) non-voting preferred. The total amount of authorized shares is 200,000,000 common and 5,000,000 preferred, each class of which shall have a par value of $0.001.”

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 75.5%.

4.	Effective date of filing (optional):

5.	Officer Signature (Required): X /s/ Denis Corin

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the alternative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 00001403880-94 Filing Date and Time 06/21/2007 11:45 AM

ARTICLES OF MERGER

(Pursuant to Nevada Revised Statutes Chapter 92A)

(excluding 92A.200(4b))

1.          Name and Jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than four merging entities, check box ☐ and attach an 8 1/2 x 11” blank sheet containing the required information for each additional entity.

TAPIMMUNE INC.
Name of merging entity
NEVADA	CORPORATION
Jurisdiction	Entity type*

Name of Merging entity

Jurisdiction	Entity type*

Name of Merging entity

Jurisdiction	Entity type*

Name of Merging entity

Jurisdiction	Entity type*

and,
GENEMAX CORP.
Name of surviving entity

NEVADA	CORPORATION
Jurisdiction	Entity type*

2.            Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger – NRS 92A.1 90):

Attn:

c/o:

3.            (Choose one)

☐ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.208).

* Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

☒ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).

4.            Owner’s approval (NRS 92A.200)(options a, b, or c must be used, as applicable, for each entity). (If there are more than four merging entities, check box ☐ and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity):

(a)          Owner’s approval was not required from

TAPIMMUNE INC.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

GENEMAX CORP.

Name of surviving entity, if applicable

(b)          The plan was approved by the required consent of the owners of*

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

(c)           Approval of plan of merger for Nevada non-profit corporation (NRS 92A.150):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

* Unless otherwise provided in the certificate of trust or governing Instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

5.            Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200):*

Article I of the articles of the surviving entity is hereby amended to read as follows:

“I. The name of the Corporation (hereinafter the Corporation) is TAPIMMUNE INC.”

6.            Location of Plan of Merger (check a or b):

☐ (a) the entire plan of merger is attached;

or,

☒ (b) the entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7.            Effective date (optional)**: 6/28/07

8.            Signatures – Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)* (If there are more than four merging entities, check box ☐ and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity.):

* Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them “Restated” or “Amended and Restated,” accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent – Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

TAPIMMUNE INC.
Name of merging entity

X /s/ Denis Corin	President, Secretary & Treasurer
Signature	Title	Date

Name of merging entity

X
Signature	Title	Date

Name of merging entity

X
Signature	Title	Date

Name of merging entity

Signature	Title	Date

GENEMAX CORP.
Name of surviving entity

X /s/ Denis Corin	President & Chief Exec. Officer
Signature	Title	Date June 13, 2007

PLAN OF MERGER

THIS PLAN OF MERGER (the “Plan of Merger”), which has been adopted by the Board of Directors of GeneMax Corp., a Nevada corporation (the “Company”), as of the 13th day of June, 2007, with respect to the merger of TapImmune, Inc. (“SubCo”), a Nevada corporation that is a wholly-owned subsidiary of the Company, with and into the Company, is executed on behalf of the Company as evidenced by the signature of the Company’s President and Chief Executive Officer as set forth at the end of this Plan of Merger.

PRELIMINARY STATEMENTS

The Board of Directors of the Company deems it desirable and in the best interests of its shareholders that SubCo be merged with and into the Company (the “Merger”) on the terms and conditions of this Plan of Merger.

The Board of Directors of the Company, by resolutions duly adopted, has approved and adopted this Plan of Merger as of the day first written above.

It is intended that the Merger be completed pursuant to the provisions of Section 92A.180 of the Nevada Revised Statutes: Chapter 92A, as amended, (the “Act”).

Pursuant to the provisions of Section 92A.180(1) of the Act, shareholder approval is not required by the shareholders of the Company or SubCo in order to effectuate the Merger.

STATEMENT OF TERMS

SECTION 1

THE MERGER

1.1         The Merger. SubCo will be merged with and into the Company in accordance with this Plan of Merger and the applicable provisions of the Act and the Articles of Merger substantially in the form of Exhibit A attached to this Plan of Merger (the “Articles of Merger”). Following the Merger, the Company will continue as the surviving corporation (the “Surviving Corporation”) and the separate existence of SubCo will cease, except insofar as it may be continued by the Act.

1.2         Effective Time of the Merger. The Merger will be effective at the time (the “Effective Time”) set forth in the Articles of Merger to be filed with the Secretary of State of the State of Nevada, which filing is to be completed as soon as practicable following the adoption of this Plan of Merger by the Board of Directors of the Company.

1.3         Effect of the Merger. The Merger will have the effects set forth in Section 92A.250 of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of SubCo and the Company will vest in Surviving Corporation without further act or deed, and all debts, liabilities and duties of SubCo and the Company will become the debts, liabilities and duties of the Surviving Corporation.

1.4         Articles of Incorporation: Bylaws.

(a)         The articles of incorporation of the Company in effect immediately prior to the Effective Time will continue unchanged and will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and in accordance with applicable law, except that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended to read: “The name of the Corporation (hereinafter the Corporation) is TAPIMMUNE INC.”

(b)         The by-laws of the Company in effect immediately prior to the Effective Time will continue unchanged and will be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and in accordance with applicable law, except that any and all references to “GeneMax Corp.” shall be deemed to be references to “TapImmune Inc.”

1.5         Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation after the Effective Time and shall hold office until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with certificate of incorporation and bylaws of the Surviving Corporation.

1.6         Taking of Necessary Action. If after the Effective Time any further action is necessary to carry out the purposes of this Plan of Merger or to vest the Surviving Corporation with full title to all assets, rights, approvals, immunities and franchises of either SubCo or the Company, the officers and directors, or the former officers and directors, as the case may be, of SubCo, the Company and the Surviving Corporation will take all such necessary action.

SECTION 2

SUBCO AND COMPANY STOCK

2.1         Conversion of the SubCo Common Stock. The one (1) outstanding share of SubCo common stock, par value $0.001 per share (“SubCo Common Stock”) issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of common stock of the Company (“Company Common Stock”) on a post-reverse stock split basis (the Company is planning a reverse stock split on a two and one-half (2 ½) old shares for one (1) new share basis to occur at or around the Effective Time).

2.2         Company Common Stock. The terms and conditions of the Company’s Common Stock shall remain unchanged as a result of the Merger.

SECTION 3

MISCELLANEOUS PROVISIONS

3.1          Governing Law. This Plan of Merger will be governed by and construed in accordance with the laws of the State of Nevada.

3.2         Fax Exception. This Plan of Merger may be executed by delivery of an executed signature page by fax and such fax execution will be effective for all purposes.

3.3         Exhibit. The Exhibit A attached to this Plan of Merger if incorporated herein as an integral part of this Plan of Merger.

IN WITNESS WHEREOF, this Plan of Merger, having first been duly approved by the board of directors of the Company, is hereby executed on behalf of the Company.

GENEMAX CORP.

A Nevada Corporation

/s/ Denis Corin
Denis Corin, President and Chief Executive Officer

EXHIBIT A

ARTICLES OF MERGER

(Pursuant to Nevada Revised Statutes Chapter 92A)

(excluding 92A.200(4b))

1.         Name and Jurisdiction of organization of each constituent entity (NRS 92A.200). If there are more than four merging entities, check box ☐ and attach an 8 1/2 x 11” blank sheet containing the required information for each additional entity.

TAPIMMUNE INC.
Name of merging entity
NEVADA	CORPORATION
Jurisdiction	Entity type*

Name of Merging entity

Jurisdiction	Entity type*

Name of Merging entity

Jurisdiction	Entity type*

Name of Merging entity

Jurisdiction	Entity type[4]

and, GENEMAX CORP.
Name of surviving entity

NEVADA	CORPORATION
Jurisdiction	Entity type*

2.         Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger – NRS 92A.1 90):

            Attn:

            c/o:

3.         (Choose one)

☐ The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.208).

4 Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

☒ The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).

4.           Owner’s approval (NRS 92A.200)(options a, b, or c must be used, as applicable, for each entity). (If there are more than four merging entities, check box ☐ and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity):

(a)	Owner’s approval was not required from

TAPIMMUNE INC.
Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

GENEMAX CORP.
Name of surviving entity, if applicable

(b)	The plan was approved by the required consent of the owners of5

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

(c)	Approval of plan of merger for Nevada non-profit corporation (NRS 92A.150):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

5 Unless otherwise provided in the certificate of trust or governing Instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

5.            Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200):6

Article I of the articles of the surviving entity is hereby amended to read as follows:

“I. The name of the Corporation (hereinafter the Corporation) is TAPIMMUNE INC.”

6.           Location of Plan of Merger (check a or b):

☐ (a) the entire plan of merger is attached;

or,

☒ (b) the entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7.           Effective date (optional)**: 6/28/07

8.           Signatures – Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)* (If there are more than four merging entities, check box ☐ and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity.):

6 Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them “Restated” or “Amended and Restated,” accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent – Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

TAPIMMUNE INC. Name of merging entity

X	President, Secretary & Treasurer
Signature	Title	Date

Name of merging entity

X
Signature	Title	Date

Name of merging entity

X
Signature	Title	Date

Name of merging entity

Signature	Title	Date

GENEMAX CORP.
Name of surviving entity

X	President & Chief Exec. Officer
Signature	Title	Date

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20070429826-20 Filing Date and Time 06/21/2007 11:45 AM

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of corporation:

GENEMAX CORP.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any require approval of the stockholders.

3.	The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

1.	200,000,000 authorized shares of common stock, par value $0.001 per share; and
2.	5,000,000 authorized shares of preferred stock, par value $0.001 per share.

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

1.	80,000,000 authorized shares of common stock, par value $0.001 per share; and
2.	5,000,000 authorized shares of preferred stock, par value $0.001 per share

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

23,122,682 shares of common stock shall be issued in exchange for 57,806,706 shares of common stock

6.	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares effected thereby:

See Attachment A to this Certificate of Change

7.	Effective date of filing (optional):	6/28/07
(must not be later than 90 days after the certificate if filed)

8.	Officer Signature:	X /s/ Denis Corin	President & CEO
Signature

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20090099715-12 Filing Date and Time 02/03/2009 4:34 PM

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

TAPIMMUNE INC.

2.	The articles have been amended as follows: (provide article numbers, if available)

3.	The number of authorized shares with a par value of $0.001 per share is 500,000,000 common shares and 5,000,000 preferred shares.

3:	The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 50.33%.

4.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate if filed)

5.	Signature: (required)

X /s/ Denis Corin
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20090531049-23 Filing Date and Time 07/07/2009 10:45 AM

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

TapImmune Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

3.	The number of authorized shares with a par value of $0.001 per share is 50,000,000 common shares and 5,000,000 preferred shares.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Not applicable per NRS 78.207

4.	Effective date of filing: (optional)	7/10/09
(must not be later than 90 days after the certificate if filed)

5.	Signature: (required)

X /s/ Denis Corin
Signature of Officer Denis Corin, President & CEO

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20090531051-66 Filing Date and Time 07/07/2009 10:45 AM

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of corporation.

TapImmune Inc.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change.

500,000,000 common shares, par value $0.001, and 5,000,000 preferred shares, par value $0.001.

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

50,000,000 common shares, par value $0.001, and 5,000,000 preferred shares, par value $0.001.

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

This certificate is to enact a reverse stock split whereby every 10 common shares currently outstanding shall be exchanged for one common share. The preferred shares shall not be affected by this certificate.

6.	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional common share that would exist as a result of the reverse stock split shall be rounded up to the nearest whole share.

7	Effective date of filing: (optional)	July 10, 2009
(must not be later than 90 days after the certificate if filed)

8.	Signature: (required)

X /s/ Denis Corin	Title: President & CEO
Signature of Officer

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20100108961-38 Filing Date and Time 02/22/2010 12:15 PM

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

TapImmune Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

3:	The number of authorized shares with a par value of $0.001 per share is 150,000,000 common shares and 5,000,000 preferred shares.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55.6%.

4.	Effective date of filing: (optional)	2/22/10
(must not be later than 90 days after the certificate if filed)

5.	Signature: (required)

X /s/ Denis Corin
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140007739-73 Filing Date and Time 01/06/2014 1:55 PM

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:

TapImmune Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Please see the attached Certificate of Designation for the Series A Convertible Preferred Stock.

3.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.	Signature: (required)

X /s/ Glynn Wilson
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATION

OF

TapImmune Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

_____________________________________

SERIES A CONVERTIBLE PREFERRED STOCK

On behalf of TapImmune Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), there hereby is created, out of the five million (5,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by Article III of the Articles of Incorporation (“Preferred Stock”), a series of Series A Convertible Preferred Stock, consisting of one million, two hundred and fifty thousand (1,250,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Convertible Preferred Stock are as follows:

1.            Designation; Rank. This series of Preferred Stock shall be designated and known as "Series A Convertible Preferred Stock." The number of shares constituting the Series A Convertible Preferred Stock shall be one million, two hundred and fifty thousand (1,250,000) shares. Except as otherwise provided herein, the Series A Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the "Common Stock").

2.            Dividends. The holders of shares of Series A Convertible Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3.            Liquidation Preference.

(a)          In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the Holders of Series A Convertible Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on a five (5) to one basis per share with the holders of the Common Stock.

(b)          A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a "Change in Control Event"), shall not be deemed to be a Liquidation for purposes of this Designation.

4.            Voting. The holders of Series A Convertible Preferred Stock shall have the right to cast one thousand (1,000) votes for each share held of record on all matters submitted to a vote of holders of the Corporation's common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

5.            Conversion of Series A Convertible Preferred Stock.

(a)          Automatic conversion. Upon the occurrence of a reverse stock split of the Corporation's common stock in which every 100 shares of the Corporation's common stock outstanding at the time that this certificate of designation was filed with the Secretary of State of Nevada is exchanged for one share of the Corporation's common stock, each share of Series A Convertible Preferred Stock shall automatically convert into five (5) shares of the Corporation's common stock (such number to be after the aforementioned 100:1 reverse stock split), subject to adjustment as provided in this Section.

(b)          No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Convertible Preferred Stock by the Corporation upon conversion of Series A Preferred Convertible Stock by such Holder.

(c)          Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number (other than the 100:1 reverse stock split referred to in Section 5(a)), or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an "Event"), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series A Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(d)         Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock.

IN WITNESS WHEREOF the undersigned has signed this Designation this December 24, 2013.

TapImmune Inc.

/s/ Glynn Wilson
Glynn Wilson
Chief Executive Officer and Director

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140117253-36 Filing Date and Time 02/18/2014 2:33 PM

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of corporation:

TapImmune Inc.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

150,000,000 common shares, par value $0.001, and 5,000,000 preferred shares, par value $0.001 (of which 1,250,000 have been designated as Series A and 1,500,000 as Series B).

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

150,000,000 common shares, par value $0.001, and 5,000,000 preferred shares, par value $0.001.

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share to be issued for each 100 shares of common stock outstanding.

6.	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Any fractional shares shall be rounded up to the nearest whole share.

7.	Effective date and time of filing (optional):	Date: Time:
(must not be later than 90 days after the certificate is filed)

8.	Signature: (required)

X /s/ Glynn Wilson
Signature of Officer	Title: President

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140118418-40 Filing Date and Time 02/18/2014 4:22 PM

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.	Name of corporation:

TapImmune Inc.

2.	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Please see the attached Certificate of Designation for the Series B Convertible Preferred Stock.

3.	Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.	Signature: (required)

X /s/ Glynn Wilson
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATION

OF

TapImmune Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES B CONVERTIBLE PREFERRED STOCK

The following resolution has been duly adopted by the board of directors of the Corporation (the "Board"):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the five million (5,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation authorized by Article III of the Articles of Incorporation ("Preferred Stock"), a series of Series B Convertible Preferred Stock, consisting of one million, five hundred thousand (1,500,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series B Convertible Preferred Stock are as follows:

1.            Designation; Rank. This series of Preferred Stock shall be designated and known as "Series B Convertible Preferred Stock." The number of shares constituting the Series B Convertible Preferred Stock shall be one million, five hundred thousand (1,500,000) shares. Except as otherwise provided herein, the Series B Convertible Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to (i) the common stock, par value $0.001 per share (the "Common Stock") and (ii) the Series A Convertible Preferred Stock, par value $0.001 per share.

2.           Dividends. The holders of shares of Series B Convertible Preferred Stock have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

3.           Liquidation Preference.

(a)         In the event of any dissolution, liquidation or winding up of the Corporation (a "Liquidation"), whether voluntary or involuntary, the Holders of Series B Convertible Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on a seven (7) to one basis per share with the holders of the Common Stock and a one and four tenths (1.4) to one basis with the holders of the Series A Convertible Preferred Stock.

(b)         A sale of all or substantially all of the Corporation's assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a "Change in Control Event"), shall not be deemed to be a Liquidation for purposes of this Designation.

4.           Voting. The holders of Series B Convertible Preferred Stock shall have the right to cast one thousand (1,000) votes for each share held of record on all matters submitted to a vote of holders of the Corporation's common stock, including the election of directors, and all other matters as required by law. This right is equal to that of the Series A Convertible Preferred Stock There is no right to cumulative voting in the election of directors. The holders of Series B Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

5.           Conversion of Series B Convertible Preferred Stock.

(a)         Automatic conversion. Upon the occurrence of a reverse stock split of the Corporation's common stock in which every 100 shares of the Corporation's common stock outstanding at the time that this certificate of designation was filed with the Secretary of State of Nevada is exchanged for one share of the Corporation's common stock, each share of Series B Convertible Preferred Stock shall automatically convert into seven (7) shares of the Corporation's common stock (such number to be after the aforementioned 100:1 reverse stock split), subject to adjustment as provided in this Section.

(b)         No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series B Convertible Preferred Stock by the Corporation upon conversion of Series B Preferred Convertible Stock by such Holder.

(c)         Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number (other than the 100:1 reverse stock split referred to in Section 5(a)), or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an "Event"), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series B Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(d)         Issue Taxes. The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Convertible Preferred Stock

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140123643-86 Filing Date and Time 02/20/2014 1:03 PM

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

TapImmune Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

3.	The number of authorized shares is 500,000,000 shares of common stock and 5,000,000 shares of preferred stock (the terms of which are to be determined at the sole discretion of the Board of Directors), each class with a par value of $0.001

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 278,685,000 of 428,685,000 (65%)

4.	Effective date and time of filing: (optional)	Date: Time:
(must not be later than 90 days after the certificate if filed)

5.	Signature: (required)

X /s/ Glynn Wilson
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20160405751-11 Filing Date and Time 09/13/2016 2:00 PM

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of corporation:

TapImmune Inc.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

500,000,000 authorized shares of Common Stock, par value $0.01 per share.

5,000,000 authorized shares of Preferred Stock, par value $0.001 per share.

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

41,666,667 authorized shares of Common Stock, par value $0.001 per share.

5,000,000 authorized shares of Preferred Stock, par value $0.001 per share.

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of Common Stock will be issued in exchange for every twelve (12) shares of issued and outstanding Common Stock.

6.	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

All fractional shares of Common Stock will be rounded up to the nearest whole share.

7.	Effective date and time of filing (optional)	Date: September 16, 2016 Time
(must not be later than 90 days after the certificate is filed)

8.	Signature: (required)

X /s/ Glynn Wilson	Chairman and Chief Executive Officer
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with he proper fees may cause this filing to be rejected.

Exhibit 31.1

CERTIFICATION

I, Glynn Wilson, certify that:

(1)	I have reviewed this Report on Form 10-Q for the quarterly period ended September 30, 2016 of TapImmune Inc.;

(2)	Based on my knowledge, this Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Report;

(4)	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurances regarding the reliability of financial reporting in the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this Report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of the internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 4, 2016

/s/ Glynn Wilson
By:	Glynn Wilson
Title:	Chief Executive Officer

Exhibit 31.2

CERTIFICATION

I, Michael J. Loiacono, certify that:

(1)	I have reviewed this Report on Form 10-Q for the quarterly period ended September 30, 2016 of TapImmune Inc.;

(2)	Based on my knowledge, this Report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this Report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this Report;

(4)	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurances regarding the reliability of financial reporting in the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this Report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

(5)	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of the internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 4, 2016

/s/ Michael J. Loiacono
By:	Michael J. Loiacono
Title:	Chief Financial Officer and Chief Accounting Officer

Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

AND PRINCIPAL ACCOUNTING OFFICER

PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Glynn Wilson, the Chief Executive Officer of TapImmune Inc. (the “Company”) hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Report on Form 10-Q of TapImmune Inc., for the quarterly period ended September 30, 2016, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that the information contained in the Report on Form 10-Q fairly presents in all material respects the financial condition and results of operations of TapImmune Inc.

Date:	November 4, 2016

/s/ Glynn Wilson
Glynn Wilson Chief Executive Officer

Exhibit 32.2

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

AND PRINCIPAL ACCOUNTING OFFICER

PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, Michael J. Loiacono, the Chief Financial Officer and Chief Accounting Officer of TapImmune Inc. (the “Company”) hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Report on Form 10-Q of TapImmune Inc., for the quarterly period ended September 30, 2016, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that the information contained in the Report on Form 10-Q fairly presents in all material respects the financial condition and results of operations of TapImmune Inc.

Date:	November 4, 2016

/s/ Michael J. Loiacono
Michael J. Loiacono Chief Financial Officer and Chief Accounting Officer